As filed with the Securities and Exchange Commission on December 2, 2019.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRSTSERVICE CORPORATION

(Exact name of Registrant as specified in its charter)

Ontario, Canada	6500	NOT APPLICABLE
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number (if applicable))	(I.R.S. Employer Identification No. (if applicable))

1140 Bay Street, Suite 4000

Toronto, Ontario, Canada M5S 2B4

416-960-9500

(Address and telephone number of Registrant’s principal executive offices)

Mr. Santino Ferrante, Ferrante & Associates

126 Prospect Street, Cambridge, MA 02139

617-868-5000

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Jeremy Rakusin Chief Financial Officer FirstService Corporation 1140 Bay Street, Suite 4000 Toronto, Ontario M5S 2B4 (416) 960-9500	Mile T. Kurta, Esq. Torys LLP 1114 Avenue Of The Americas New York, New York 10036 (212) 880-6000	Elliott A. Vardin Fogler, Rubinoff LLP 77 King Street West Suite 3000, P.O. Box 95 TD Centre North Tower Toronto, Ontario M5K 1G8 (416) 864-9700	Christopher J. Cummings Paul, Weiss, Rifkind, Wharton & Garrison LLP 77 King Street West, Suite 3100 P.O. Box 226 Toronto, ON M5K 1J3 (416) 504-0520	David Weinberger Stikeman Elliott LLP Commerce Court West, 199 Bay Street, Suite 5300 Toronto, Ontario M5L 1B9 (416) 869-5515

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective.

Ontario, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☐	upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	at some future date (check the appropriate box below)
	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
	2.	☐

pursuant to Rule 467(b) on (    ) at (    ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (    ).

	3.	☐

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Shares	N/A(1)	N/A(1)	$230,000,000	$29,854

(1)

Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). There are being registered under this Registration Statement such indeterminate number of Common Shares of the Registrant as shall have an aggregate offering price not to exceed $230,000,000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act, or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Information contained herein may not be complete and may have to be amended. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The securities may not be sold nor may offers to buy be accepted until the registration statement becomes effective. This preliminary short form prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any U.S. state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such U.S. state.

A copy of this preliminary short form prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada (except Québec) but has not yet become final for the purpose of the sale of securities. The securities may not be sold nor may offers to buy be accepted until a receipt for the short form prospectus is obtained from the applicable Canadian securities regulatory authorities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. See “Plan of Distribution”.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada (except Québec) and with the U.S. Securities and Exchange Commission. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of FirstService Corporation at 1140 Bay Street, Suite 4000, Toronto, Ontario, Canada M5S 2B4, Telephone 416-960-9500, and are also available electronically at www.sedar.com and www.sec.gov.

PRELIMINARY SHORT FORM PROSPECTUS

New Issue	December 2, 2019

FIRSTSERVICE CORPORATION

US$    ●

    ●     Common Shares

This short form prospectus qualifies the distribution (the “Offering”) from treasury of    ●    common shares (the “Offered Shares”) in the capital of FirstService Corporation (the “Corporation”, “FirstService”, “we”, “our” or “us”) at a price of US$    ●    per Offered Share (the “Offering Price”). See “Plan of Distribution”.

The Offering is being made concurrently in Canada under the terms of this short form prospectus and in the United States of America (the “United States” or the “U.S.”) pursuant to our registration statement on Form F-10 (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”).

Our outstanding common shares (the “Common Shares”) are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) and the NASDAQ Global Select Market (“Nasdaq”) under the symbol “FSV”. We have applied to list the Offered Shares (including the Common Shares issuable pursuant to the exercise of the Over-Allotment Option (as defined herein)) being distributed under this short form prospectus on the TSX. Listing will be subject to us fulfilling all of the listing requirements of the TSX. We will provide notice of the Offering to Nasdaq in accordance with the rules of that exchange. On November 29, 2019, the last trading day prior to the date of this short form prospectus, the closing prices of the outstanding Common Shares on the TSX and Nasdaq were C$127.08 and US$95.89, respectively.

Offering Price: US$    ●     per Offered Share

	Price to Public	Underwriters’ Fee (1)	Net Proceeds to the Corporation(2)
Per Offered Share	US$ ●	US$ ●	US$ ●
Total(3)	US$ ●	US$ ●	US$ ●

Notes:

(1)

We have agreed to pay the Underwriters a fee equal to     ●    % of the aggregate gross proceeds of the Offering, equal to US$ ●     per Offered Share, including any Common Shares sold pursuant to the exercise of the Over-Allotment Option (as defined herein). See “Plan of Distribution”.

(2)	Before deducting the expenses of the Offering, estimated to be US$ ● , which, together with the Underwriters’ fee, will be payable from the proceeds of the Offering.
(3)

We have granted to the Underwriters an option to purchase up to an additional     ●     Common Shares at a price of US$    ●     per Common Share (the “Over-Allotment Option”) exercisable at the Underwriters’ sole option and without obligation, in whole or in part, at any time up to 30 days after the closing of the Offering, to cover over-allotments, if any, and for market stabilization purposes. If the Over-Allotment Option is exercised in full, the “Price to Public”, “Underwriters’ Fee” and “Net Proceeds to the Corporation” (before deducting the estimated expenses of the Offering) will be US$    ●    , US$    ●     and US$ ●, respectively. This short form prospectus also qualifies for distribution the grant of the Over-Allotment Option and the distribution of any Common Shares pursuant to the exercise of the Over-Allotment Option. A purchaser who acquires Common Shares forming part of the Underwriters’ over-allocation position acquires those securities under this short form prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. See “Plan of Distribution”.

Underwriters’ Position	Maximum Size	Exercise Period	Exercise Price
Over-Allotment Option	● Common Shares	Up to 30 days after the closing of the Offering	US$ ● per Common Share

NEITHER THE SEC NOR ANY STATE OR CANADIAN SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED HEREBY, PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SHORT FORM PROSPECTUS OR DETERMINED IF THIS SHORT FORM PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

This Offering is being made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted in the United States and Canada, to prepare this short form prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. We prepare our financial statements in accordance with generally accepted accounting principles in the United States as promulgated from time to time by the Financial Accounting Standards Board (“GAAP”).

Purchasers of the Offered Shares should be aware that the acquisition of such Offered Shares may have tax consequences both in the United States and in Canada. This short form prospectus may not describe these tax consequences fully. See “Certain Canadian Federal Income Tax Considerations” and “Certain U.S. Federal Income Tax Considerations”. Purchasers of the Offered Shares are urged to consult their own tax advisors.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that we are incorporated under the laws of the Province of Ontario, Canada, that most of our officers and directors and some of the experts named in this short form prospectus are residents of Canada, and that some of our assets and all or a substantial portion of the assets of these persons are located outside of the United States. In addition, some or all of the underwriters named in this short form prospectus are not resident in the United States. See “Enforceability of Civil Liabilities”.

An investment in Offered Shares involves significant risks that should be carefully considered by prospective investors before purchasing Offered Shares. The risks outlined in this short form prospectus and in the documents incorporated by reference herein and therein should be carefully reviewed and considered by prospective investors in connection with any investment in Offered Shares. See “Risk Factors” and “Forward-Looking Statements”.

BMO Nesbitt Burns Inc. and TD Securities Inc. (collectively, the “Lead Underwriters”), as co-lead underwriters and joint bookrunners, and     ●    ,     ●    ,     ●    ,     ●     and     ●     (together with the Lead Underwriters, the “Underwriters”), as principals, conditionally offer the Offered Shares, subject to prior sale, if, as and when issued by us and accepted by the Underwriters in accordance with the conditions contained in the underwriting agreement referred to under “Plan of Distribution” and subject to the approval of certain legal matters on our behalf by Fogler, Rubinoff LLP with respect to Canadian law and Torys LLP with respect to United States law, and on behalf of the Underwriters by Stikeman Elliott LLP with respect to Canadian law and Paul, Weiss, Rifkind, Wharton & Garrison LLP with respect to United States law.

The Offering Price is payable in U.S. dollars only. The Offering Price was determined by negotiation between us and the Underwriters with reference to prevailing market conditions. The Underwriters propose to offer the Offered Shares initially at the Offering Price. After a reasonable effort has been made to sell all of the Offered Shares at the Offering Price, the Underwriters may subsequently reduce the selling price to investors from time to time in order to sell any Offered Shares remaining unsold. Any such reduction will not affect the proceeds received by us. See “Plan of Distribution”.

Subscriptions for the Offered Shares will be received subject to rejection or allotment, in whole or in part, and the right is reserved to close the subscription books at any time without notice. It is intended that the closing of the Offering will occur on or about     ●    , 2019 or such other date as may be agreed upon by us and the Underwriters but in any event, no later than 42 days following the date of the receipt issued by the Ontario Securities Commission for our (final) short form prospectus filed to qualify the distribution of the Offered Shares (the “Closing Date”).

All dollar amounts in this short form prospectus are in United States dollars, unless otherwise indicated. See “Currency Presentation and Exchange Rate Information”.

The Offered Shares will be issued and deposited in electronic form with CDS Clearing and Depository Services Inc. (“CDS”) or its nominee pursuant to the book-based system administered by CDS. No certificates evidencing the Offered Shares will be issued to purchasers, and registration will be made in the depository service of CDS. Purchasers of Offered Shares will receive only a customer confirmation from the registered dealer who is a CDS participant and from or through whom a beneficial interest in the Offered Shares is purchased. See “Plan of Distribution”.

The Underwriters may, in connection with the Offering and subject to applicable laws, effect transactions which stabilize or maintain the market price for the Common Shares at levels other than those which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

Each of BMO Nesbitt Burns Inc., TD Securities Inc.,     ●     and     ●     is, directly or indirectly, a subsidiary of a Canadian chartered bank which is a lender to FirstService under a revolving credit facility and term loan provided pursuant to an amended and restated credit agreement dated as of June 21, 2019 (the “Credit Agreement”). Consequently, we may be considered to be a connected issuer of BMO Nesbitt Burns Inc., TD Securities Inc.,     ●     and     ●     under applicable Canadian securities legislation. We intend to use the full amount of the net proceeds of the Offering to repay a portion of our existing indebtedness under the Credit Agreement. The amount so repaid will be used to reduce amounts owing under the revolving credit facility contained in the Credit Agreement (and such amount will then be available to be drawn by us under the Credit Agreement, as required, for working capital, acquisitions and associated contingent purchase consideration and/or for general corporate purposes). See “Relationship Between the Corporation and Certain Underwriters”, “Use of Proceeds” and “Plan of Distribution – Conflicts of Interest”.

Each of Frederick F. Reichheld and Erin J. Wallace, directors of FirstService, and BDO USA LLP, the independent auditors of FirstOnSite USA Holdings Inc. (“Global Restoration”), a subsidiary of FirstService, reside outside of Canada, and each such director has appointed FirstService, at its address at 1140 Bay Street, Suite 4000, Toronto, Ontario, Canada M5S 2B4, as his or her agent for service of process in Canada. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that resides outside of Canada, or that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction, even if the person has appointed an agent for service of process in Canada. See “Enforceability of Judgments”.

We were formed under the Business Corporations Act (Ontario) (the “OBCA”). Our registered and head office is located at 1140 Bay Street, Suite 4000, Toronto, Ontario, Canada M5S 2B4.

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

Readers should rely only on the information contained or incorporated by reference in this short form prospectus. We have not authorized any person to provide different or additional information. The information contained on or available through our websites, including at www.firstservice.com, is not intended to be included in or incorporated by reference into this short form prospectus, and prospective investors should not rely on such information when deciding whether or not to invest in the Offered Shares. Any graphs, tables or other information demonstrating our historical performance or of any other entity contained in or incorporated by reference into this short form prospectus are intended only to illustrate past performance and are not necessarily indicative of our or such entity’s future performance. The Offered Shares may be sold only in those jurisdictions where offers and sales are permitted. This short form prospectus is not an offer to sell or a solicitation of an offer to buy the Offered Shares in any jurisdiction where it is unlawful. The information contained in this short form prospectus is accurate only as of the date specified in this short form prospectus or the date specified in the document incorporated by reference herein, as applicable, regardless of the time of delivery of this short form prospectus or of any sale of the Offered Shares.

Unless the context otherwise permits, indicates or requires, all references in this short form prospectus to the “Corporation”, “FirstService”, “we”, “our”, “us” and similar expressions are references to FirstService Corporation and the business carried on directly or indirectly by it. Unless otherwise indicated, all financial information included or incorporated by reference in this short form prospectus and the documents incorporated by reference herein and therein, including financial statements, has been prepared in accordance with GAAP.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this short form prospectus, and in certain documents incorporated by reference herein, constitute forward-looking statements or information about FirstService’s business outlook, objectives, strategies, plans, priorities and results of operations as well as other statements that are not historical facts. All such forward-looking statements are made under the provisions of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and Section 21E of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and constitute forward-looking information within the meaning of applicable Canadian securities legislation. These statements relate to future events or our future performance. All statements other than statements of historical fact may be forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as “seek”, “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “predict”, “potential”, “targeting”, “intend”, “could”, “might”, “should”, “believe” and similar expressions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. As well as those factors discussed in the section entitled “Risk Factors” in this short form prospectus and the documents incorporated by reference herein, these risks and uncertainties include, among other things: the completion of the Offering; use of proceeds from the Offering; economic conditions, especially as they relate to credit conditions, consumer spending and demand for managed residential property; residential real estate property values, resale rates and general conditions of financial liquidity for real estate transactions; extreme weather conditions impacting demand for our services or our ability to perform those services; economic deterioration impacting our ability to recover goodwill and other intangible assets; a decline in our ability to generate cash from our businesses to fund future acquisitions and meet our debt obligations; the effects of changes in foreign exchange rates in relation to the U.S. dollar on our Canadian dollar denominated revenues and expenses; competition in the markets served by FirstService; labour shortages or increases in wage and benefit costs; the effects of changes in interest rates on our cost of borrowing; a decline in our performance impacting our continued compliance with the financial covenants under our debt agreements, or our ability to negotiate a waiver of certain covenants with our lenders; unexpected increases in operating costs, such as insurance, workers’ compensation, health care and fuel prices; changes in the frequency or severity of insurance incidents relative to our historical experience; a decline in our ability to make acquisitions at reasonable prices and successfully integrate acquired operations (including the acquisition of Global Restoration and recent and future tuck-under acquisitions); the performance of Global Restoration’s business and potential liabilities acquired in connection with the acquisition of Global Restoration; changes in laws, regulations and government policies at the federal, state/provincial or local level that may adversely impact our businesses; risks related to liability for employee acts or omissions, or installation/system failure, in our fire protection businesses; a decline in our performance impacting our ability to pay dividends on Common Shares; risks arising from any regulatory review and litigation; risks associated with intellectual property and other proprietary rights that are material to our business; disruptions or security failures in our information technology systems; political conditions, including any outbreak or escalation of terrorism or hostilities and the impact thereof on our business; performance in our commercial and large loss property restoration business; volatility of the market price of the Common Shares; the loss of qualified investment eligibility of the Common Shares; potential future dilution to the holders of the Common Shares; and risks related to our qualification as a foreign private issuer. Readers are cautioned that the foregoing list is not exhaustive.

While we believe that the expectations reflected in the forward-looking statements contained in this short form prospectus and in the documents incorporated by reference herein are reasonable, no assurance can be given that these expectations will prove to be correct, and such forward-looking statements included, or incorporated by reference, in such documents should not be unduly relied upon. These statements speak only as of the date of this short form prospectus or as of the date specified in the documents incorporated by reference herein, as the case may be. Except as required by law, we do not assume any obligation to update the aforementioned forward-looking statements. Our actual results could differ materially from those anticipated in the aforementioned forward-looking statements, as applicable, including as a result of the risk factors set forth elsewhere in this short form prospectus and in our filings with Canadian securities regulatory authorities which are available on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com and our filings with the SEC available on the SEC’s Electronic Document Gathering and Retrieval System (“EDGAR”) at www.sec.gov.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

Unless otherwise indicated, all references in this short form prospectus and any document incorporated by reference herein or therein to dollars, “$” and “US$” are to United States dollars, and all references to Canadian dollars and “C$” are to Canadian dollars.

The following table sets out the high and low rates of exchange for one United States dollar expressed in Canadian dollars during each of the following periods, the average rate of exchange for those periods and the rate of exchange in effect at the end of each of those periods, each based on the rate of exchange published by the Bank of Canada for conversion of United States dollars into Canadian dollars.

	Nine Months Ended		Year Ended
	September 30, 2019	September 30, 2018	December 31, 2018	December 31, 2017
	(C$)	(C$)	(C$)	(C$)
Highest rate during the period	1.3600	1.3310	1.3642	1.3743
Lowest rate during the period	1.3038	1.2288	1.2288	1.2128
Average rate for the period	1.3292	1.2876	1.2957	1.2986
Rate at the end of the period	1.3243	1.2945	1.3642	1.2545

On November 29, 2019, the last banking day prior to the date of this short form prospectus, the rate of exchange posted by the Bank of Canada for conversion of United States dollars into Canadian dollars was US$1.00 equals C$1.3289. No representation is made that United States dollars could be converted into Canadian dollars at that rate or any other rate.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar regulatory authorities in Canada (except Québec) and with the SEC in the United States. Copies of these documents may be obtained on request without charge from the Corporate Secretary of FirstService at our head office located at 1140 Bay Street, Suite 4000, Toronto, Ontario, Canada M5S 2B4, by telephone at 416-960-9500, or by accessing these documents through the Internet on our website at www.firstservice.com, on SEDAR at www.sedar.com or on EDGAR at www.sec.gov.

Except to the extent that their contents are modified or superseded by a statement contained in this short form prospectus or in any other subsequently filed document that is also incorporated by reference in this short form prospectus, the following documents of FirstService filed with the securities commissions or similar regulatory authorities in Canada (except Québec) and with the SEC in the United States are specifically incorporated by reference into, and form an integral part of, this short form prospectus:

(a)	our annual information form for the year ended December 31, 2018 dated February 20, 2019 (the “Current AIF”);

(b)	our management information circular dated March 25, 2019 relating to our annual and special meeting of shareholders held on May 3, 2019 (the “Current Circular”);

(c)

our audited consolidated financial statements and the notes thereto as at December 31, 2018 and 2017 and for each of the years then ended and management’s annual report on internal controls over financial reporting as of December 31, 2018, together with the report of our independent registered public accounting firm thereon;

(d)	our management’s discussion and analysis for the year ended December 31, 2018 dated February 20, 2019 (the “Current Annual MD&A”);

(e)	our unaudited interim consolidated financial statements and the notes thereto as at September 30, 2019 and for the three and nine-month periods then ended;

(f)	our management’s discussion and analysis for the nine-month period ended September 30, 2019 dated November 8, 2019 (the “Current Interim MD&A”);

(g)

our material change reports dated March 13, 2019 and May 10, 2019 with respect to entering into an agreement to settle the Restated Management Services Agreement (the “MSA”), including the long-term incentive arrangement (the “LTIA”) therein, between FirstService, Jay S. Hennick and Jayset Management FSV Inc. and the elimination of FirstService’s dual class share structure, and the completion of such settlement and elimination, respectively;

(h)	our material change report dated April 12, 2019 with respect to the expansion of our revolving credit facility by $100 million, to a total borrowing capacity of $450 million;

(i)

our material change reports dated May 27, 2019 and June 21, 2019 with respect to our entering into a definitive agreement to acquire Bellwether FOS Holdco, Inc. (the “Global Restoration Acquisition”), which wholly owns Global Restoration, and the completion of such acquisition and the advance of the term loan under the Credit Agreement, respectively; and

(j)

our business acquisition report dated August 23, 2019 in respect of the Global Restoration Acquisition (and the business of Global Restoration) completed on June 21, 2019 (the “Business Acquisition Report”).

Documents referenced in any of the documents incorporated by reference in this short form prospectus but not expressly incorporated by reference therein or herein and not otherwise required to be incorporated by reference therein or in this short form prospectus are not incorporated by reference in this short form prospectus. Any documents of the type required by National Instrument 44-101 – Short Form Prospectus Distributions to be incorporated by reference in a short form prospectus, including any annual information form, annual financial statements and the auditors’ report thereon, interim financial statements, management’s discussion and analysis, material change reports (except confidential material change reports), business acquisition reports and information circulars, filed by us with securities commissions or similar authorities in Canada (except Québec) after the date of this short form prospectus and before the termination of the distribution are deemed to be incorporated by reference in this short form prospectus. In addition, all documents filed on Form 6-K or Form 40-F by us with the SEC on or after the date of this short form prospectus shall be deemed to be incorporated by reference into the Registration Statement, of which this short form prospectus forms a part, if and to the extent, in the case of any Report on Form 6-K, expressly provided in such document. The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to FirstService and readers should review all information contained in this short form prospectus and the documents incorporated or deemed to be incorporated by reference herein and therein.

Notwithstanding anything herein to the contrary, any statement contained in this short form prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this short form prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated by reference herein modifies or supersedes such prior statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall thereafter neither constitute, nor be deemed to constitute, a part of this short form prospectus, except as so modified or superseded.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation incorporated under and governed by the OBCA. Most of our directors and officers and some of the experts named in this short form prospectus reside principally in Canada, and some of our assets and all or a substantial portion of the assets of these persons is located outside the United States. In addition, some or all of the underwriters named in this short form prospectus are not resident in the United States. We have appointed an agent for service of process in the United States, but it may be difficult for investors who reside in the United States to effect service of process upon these persons in the United States, or to enforce a U.S. court judgment predicated upon the civil liability provisions of the U.S. federal securities laws against us or any of these persons. There is substantial doubt whether an action could be brought in Canada in the first instance predicated solely upon U.S. federal securities laws.

We filed with the SEC, concurrently with our Registration Statement, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed Mr. Santino Ferrante of Ferrante & Associates as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning the offering of Offered Shares under this short form prospectus.

MARKETING MATERIALS

Any “template version” of “marketing materials” (as such terms are defined in National Instrument 41-101 – General Prospectus Requirements) will be incorporated by reference in the final short form prospectus. However, such “template version” of “marketing materials” will not form part of the final short form prospectus to the extent that the contents of the “template version” of “marketing materials” are modified or superseded by a statement contained in the final short form prospectus. Any “template version” of “marketing materials” filed on SEDAR after the date of the final short form prospectus and before the termination of the distribution under the Offering will be deemed to be incorporated into the final short form prospectus.

NON-GAAP FINANCIAL MEASURES

This short form prospectus and the documents incorporated by reference herein include non-GAAP financial measures such as “adjusted EBITDA” and “adjusted earnings per share”. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other issuers. We use these non-GAAP financial measures to assist management and investors in understanding our operating performance, our ability to service debt, to assist in determining our overall enterprise valuation and to evaluate acquisition targets, and such measures are an integral part of our planning and reporting systems. We provide non-GAAP financial measures because we believe such measures are useful to investors as a reasonable indicator of our operating performance given the low capital intensity of our service operations and provide a supplemental way to understand our underlying operating performance that enhances the comparability of operating results from period to period, and such measures are commonly used by many investors to compare companies, especially in the services industry. We have also chosen to provide such measures to investors so they can analyze our operating results in the same way that management does and use such measures in their assessment of our core business and valuation. Investors are cautioned that non-GAAP financial measures should not be relied upon as a substitute for financial measures prepared in accordance with GAAP. Please see the reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures in the documents incorporated herein by reference. See “Reconciliation of non-GAAP financial measures” in the Current AIF and Current Annual MD&A, and “Reconciliation of non-GAAP measures” in the Current Interim MD&A.

ELIGIBILITY FOR INVESTMENT

In the opinion of Fogler, Rubinoff LLP, Canadian counsel to FirstService, and Stikeman Elliott LLP, Canadian counsel to the Underwriters, based on the provisions of the Income Tax Act (Canada) (the “Tax Act”) in force as of the date hereof, provided the Offered Shares are listed on a “designated stock exchange” in Canada as defined in the Tax Act (which currently includes the TSX) on the Closing Date, the Offered Shares will, as at the Closing Date, be qualified investments under the Tax Act and the regulations thereunder for trusts governed by registered retirement savings plans (“RRSPs”), registered retirement income funds (“RRIFs”), deferred profit sharing plans, registered disability savings plans (“RDSPs”), registered education savings plans (“RESPs”) and tax-free savings accounts (“TFSAs” and, together with RRSPs, RRIFs, RDSPs and RESPs, the “Plans”).

Notwithstanding that the Offered Shares may be a qualified investment for a Plan, the holder of a TFSA or RDSP, the annuitant of a RRSP or RRIF or the subscriber of a RESP, as the case may be, which acquires Offered Shares will be subject to a penalty tax under the Tax Act if such Offered Shares are a “prohibited investment” (within the meaning of the Tax Act) for the particular Plan. Offered Shares will not be a prohibited investment for a Plan provided the holder of the TFSA or RDSP, the annuitant of the RRSP or RRIF or the subscriber of a RESP, as applicable, deals at arm’s length with FirstService for purposes of the Tax Act and does not have a “significant interest” (within the meaning of the Tax Act) in FirstService. A “significant interest” of a shareholder of FirstService generally means ownership by the shareholder, either alone or together with persons with which the shareholder does not deal at arm’s length for purposes of the Tax Act, of 10% or more of the issued shares of any class of the capital stock of FirstService. In addition, the Offered Shares will not be a prohibited investment if they are “excluded property” as defined in the Tax Act for trusts governed by a Plan. Holders, annuitants and subscribers should consult their own tax advisors to ensure that the Offered Shares would not be a prohibited investment for a trust governed by a Plan in their particular circumstances.

WHERE YOU CAN FIND MORE INFORMATION

FirstService files certain reports with, and furnishes other information to, each of the SEC and certain securities regulatory authorities of Canada. Under a multijurisdictional disclosure system adopted by the United States and Canada, such reports and other information may be prepared in accordance with the disclosure requirements of the securities regulatory authorities of Canada, which requirements are different from those of the United States. As a foreign private issuer, FirstService is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and FirstService officers and directors are exempt from the reporting and short swing profit liability provisions contained in Section 16 of the U.S. Exchange Act. FirstService’s reports and other information filed or furnished with or to the SEC are available from EDGAR at www.sec.gov, as well as from commercial document retrieval services, and on our website at www.firstservice.com. FirstService’s Canadian filings are available on SEDAR at www.sedar.com.

FirstService has filed the Registration Statement with the SEC under the U.S. Securities Act relating to the securities being offered hereunder, of which this short form prospectus forms a part. This short form prospectus does not contain all of the information set forth in the Registration Statement, certain items of which are contained in the exhibits to the Registration Statement as permitted or required by the rules and regulations of the SEC. Items of information omitted from this short form prospectus but contained in the Registration Statement will be available on EDGAR at www.sec.gov.

FIRSTSERVICE CORPORATION

We were formed under the OBCA as “New FSV Corporation” pursuant to Articles of Incorporation effective on October 6, 2014. On June 1, 2015, our predecessor, FirstService Corporation (“Old FSV”), completed a plan of arrangement (the “spin-off”) which separated Old FSV into two independent publicly traded companies – FirstService and Colliers International Group Inc. Under the spin-off, Old FSV shareholders received one FirstService share and one Colliers International Group Inc. share of the same class as each Old FSV share previously held, Old FSV amalgamated with a wholly-owned subsidiary and changed its name to Colliers International Group Inc., and FirstService’s name was changed to “FirstService Corporation”.

On May 10, 2019, we completed the settlement of the MSA and eliminated FirstService’s dual class share structure. On that date, FirstService also effected an amendment to its articles that eliminated the multiple voting shares and the “blank cheque” preference shares as part of the authorized capital of FirstService, and re-classified its subordinate voting shares as Common Shares. See “Recent Developments – Settlement of Long-Term Incentive Arrangement and Elimination of Dual Class Voting Structure”.

Our registered and head office is located at 1140 Bay Street, Suite 4000, Toronto, Ontario, Canada M5S 2B4.

SUMMARY DESCRIPTION OF THE BUSINESS

Overview

FirstService is a leading provider of branded essential property services comprised of two operating divisions: FirstService Residential, the largest provider of residential property management services in North America, and FirstService Brands, a leading provider of essential property services to residential and commercial customers through both franchise systems and company-owned operations. With our recently completed Global Restoration Acquisition, FirstService Brands has significantly expanded its scale and capabilities in commercial and large loss property restoration in North America. See “– FirstService Brands Segment – Global Restoration” and “Recent Developments – Global Restoration Acquisition”.

FirstService Residential and FirstService Brands both rely on the same operational foundations for success – a core competency in managing and growing market-leading, value-added outsourced essential property services businesses; a focus on client service excellence; economies of scale that are leveraged wherever possible to create more value for clients; and strong brand recognition. These pillars provide our businesses with competitive advantages that are difficult to replicate. Our two business lines also have similar highly attractive financial profiles, including a high proportion of recurring revenue streams, low capital expenditure and working capital requirements, high free cash flow generation, and significant financial strength to grow both organically and through consolidation of highly fragmented industries.

For a more detailed description of our business than that set out herein, see the sections entitled “General development of the business” and “Business description” in the Current AIF.

FirstService Residential Segment

FirstService Residential is North America’s largest manager of private residential communities, offering a full range of services across multiple geographies to a wide variety of clients, including condominiums (high, medium and low-rise), co-operatives, homeowner associations, master-planned communities, active adult and lifestyle communities, and a variety of other residential developments governed by common interest or multi-unit residential community associations. Our more than 15,000 employees in approximately 100 offices across 25 U.S. states and 3 Canadian provinces manage approximately 8,500 communities, representing more than 4 million residents in over 1.7 million residential units. Our operational and client coverage footprint is extensive, with a presence in major markets that constitute over 70% of the North American population. In 2018, FirstService Residential segment revenues were $1.25 billion.

Typically, owners of residential units within these communities are required to pay monthly or quarterly fees to cover all expenses to operate and maintain the common areas of the communities. Resident owners elect volunteer homeowners to serve on a board of directors to oversee the operations of the community association. Historically, decision-making for the day-to-day operations of the communities was delegated to these volunteer board members, although, increasingly, these boards outsource this responsibility to professional property management companies like FirstService Residential.

There are two types of professional property management companies within the industry – traditional or full-service:

•

Traditional property management: Traditional property managers focus principally on administrative and governance property management functions on behalf of community association clients, including advising homeowner boards on matters relating to the operation of their communities, collection of monthly maintenance fees, sourcing and payments to suppliers, financial statement preparation, and outsourcing of support services.

•

Full service property management: Full service property managers provide all of the traditional functions, plus a range of ancillary services including, among other things, on-site staffing (in areas such as building engineering and maintenance, full-service amenity management, security and concierge/front desk), banking and insurance products, energy conservation and management solutions, and resale processing services.

Only a small number of industry participants have the expertise and capital to provide full-service property management services comparable to FirstService Residential. We have the scale, highly recognized brand, geographic footprint, resources, operating expertise and innovation to deliver a full-service offering. We combine our advantages of size and national presence with a local touch and dedication focusing on service excellence, which solidifies our client relationships and market-leading reputation. The annual aggregate budget of the community associations managed by FirstService Residential exceeds $8 billion.

As a full-service property manager, FirstService Residential provides a full range of ancillary services, including on-site staffing for building engineering and maintenance, full-service swimming pool and amenity management, security and concierge/front desk. In most markets, we provide financial services (cash management, other banking transaction-related services, and specialized property insurance brokerage), energy management solutions and advisory services, and resale processing services, utilizing the scale of our operations to economically benefit clients.

We generally provide residential property management and recurring ancillary services under contract, with a fixed monthly fee. These contracts typically range in duration from one to three years, yet are generally cancellable by either party with 30 to 90 days’ notice. Historically, a significant proportion of our revenue is recurring due to the nature of our contracts, which have a 95% retention rate, and therefore have a long-term tenure.

FirstService Brands Segment

FirstService Brands is a leading North American operator and provider of essential property services to residential and commercial customers. The principal brands in this division include Paul Davis Restoration, Interstate Restoration, FirstOnSite Restoration, Century Fire Protection, CertaPro Painters, California Closets, Pillar to Post Home Inspectors, and Floor Coverings International. In 2018, FirstService Brands segment revenues were $676.6 million.

Franchised Operations

We own and operate five franchise networks as follows:

(i)

Paul Davis Restoration is a franchisor of residential and light commercial restoration services serving the insurance industry in the United States and Canada through 313 franchises. Paul Davis provides full service water, fire and mold cleanup, construction rebuild and restoration services for property damaged by natural or man-made disasters. Royalties are earned from franchisees based on a percentage of franchisee gross revenues.

(ii)

CertaPro Painters is the largest provider of residential and commercial painting services in North America. CertaPro has 353 franchises operating in major markets across the United States and Canada, as well as master franchises in other countries around the world. CertaPro Painters focuses on high-end residential and commercial painting and decorating work. CertaPro completes more than 100,000 projects in a typical year. Royalties are earned based on a percentage of franchisee gross revenues or a fixed monthly fee, plus administrative fees for various ancillary services.

(iii)

California Closets is North America’s largest provider of custom-designed and installed closet and home storage solutions. California Closets has 86 franchises in the United States and Canada, as well as master franchises in other countries around the world. There are currently approximately 145 branded California Closets retail showrooms in operation in North America which are used by franchisees to demonstrate and sell the product. California Closets franchise and corporate locations install more than 64,000 jobs annually across North America. Royalties are earned based on a percentage of franchisee gross revenues.

(iv)

Pillar to Post Home Inspectors is one of North America’s largest home inspection service providers. Services are provided through a network of nearly 800 home inspectors in 538 franchises. Through its proprietary inspection model, Pillar to Post Home Inspectors can assess many categories or items inside and outside the home as part of its evaluation process. Pillar to Post Home Inspectors inspects more than $50 billion in residential real estate each year. Royalties are earned on a percentage of franchisee gross revenues.

(v)

Floor Coverings International is a residential and commercial floor coverings design and installation franchise system operating in North America with 141 franchises. Royalties are earned based on a percentage of franchisee gross revenues.

The aggregate system-wide revenues of our 1,794 franchisees were greater than $1.9 billion for 2018. Franchise agreements are for terms of five or ten years. Royalties are reported and paid to us monthly in arrears. All franchise agreements contain renewal provisions that can be invoked by FirstService Brands at little or no cost.

The franchised property services industry is highly fragmented, consisting principally of a large number of smaller, single-service or single-concept companies. Due to the large size of the overall market for these services, dominant market share is not considered necessary for becoming a major player in the industry. However, because of the low barriers to entry in this segment, we believe that brand name recognition among consumers is a critical factor in achieving long-term success in the businesses we operate.

Company-Owned Operations

FirstService Brands owns and operates 19 California Closets locations and 11 Paul Davis Restoration locations in major metropolitan markets in the United States and Canada. The California Closets and Paul Davis Restoration operations were acquired from franchisees with the goal of accelerating revenue growth and realizing operating margin expansion potential.

Century Fire Protection

FirstService acquired Century Fire Protection in April 2016. Century Fire Protection is one of the largest full-service fire protection companies in the Southeastern United States. The acquisition added an important service capability to FirstService’s portfolio of essential property services. Headquartered in Duluth, Georgia, Century Fire Protection provides end-to-end fire protection solutions, including design, fabrication, installation, maintenance, repair, service and inspection services for commercial, residential, industrial and institutional clients. Century Fire Protection employs approximately 1,500 staff operating out of 24 offices throughout Georgia, Alabama, North Carolina, South Carolina, Tennessee and Texas. Century Fire Protection has completed tuck-under acquisitions of Fort Lauderdale, Florida-based Advanced Fire, Georgia-based ASA Fire, Swift Fire and Advantage Fire Sprinkler, southwestern Florida-based Commercial Fire, North Carolina-based Allied Fire and Houston, Texas-based Chief Fire Systems.

Global Restoration

On June 21, 2019, we completed the acquisition of Global Restoration, the second largest commercial and large loss property restoration firm in North America. This acquisition expanded FirstService’s scale and capabilities in the property restoration sector and complements our Paul Davis Restoration franchised and company-owned operations, which collectively are a leading player in the residential segment of the industry. FirstService acquired approximately 95% of Bellwether FOS Holdco, Inc., which wholly owns Global Restoration, for a purchase price of approximately $505 million. We funded the purchase price through a combination of cash-on-hand and funds borrowed pursuant to the revolving credit facility and term loan under the Credit Agreement. See “Recent Developments – Global Restoration Acquisition”.

Headquartered in Denver, Colorado and founded in 1998, Global Restoration provides integrated end-to-end solutions encompassing mitigation, restoration and reconstruction services on behalf of blue chip, national clients which include large, multi-location commercial customers, property owners and insurance companies. Global Restoration operates under two highly recognized brands, Interstate Restoration in the U.S. and FirstOnSite Restoration in Canada, and employs more than 1,500 staff operating out of approximately 60 regional offices throughout North America. In 2018, Global Restoration generated revenues of $436 million and operating income of $40 million.

RECENT DEVELOPMENTS

The following is an overview of the recent developments at FirstService.

Credit Agreement Expansion

On June 21, 2019, we entered into the Credit Agreement with a syndicate of lenders. The Credit Agreement is comprised of a committed multi-currency revolving credit facility of $450 million (of which $343.5 million is outstanding as at November 29, 2019) and a term loan (drawn in a single advance) in the aggregate amount of $440 million (all of which remains outstanding as at November 29, 2019). The Credit Agreement replaced our prior credit agreement which had been in effect since June 1, 2015 and which was comprised solely of a revolving credit facility with an initial financing capacity of $200 million, which financing capacity was increased to $250 million in January 2018, further increased to $350 million in March 2019 through FirstService’s exercise in full of the incremental facility therein and lastly increased to $450 million in April 2019. The revolving credit facility portion of the Credit Agreement has a term ending on January 17, 2023 and bears interest at 0.25% to 2.50% over floating preference rates, depending on certain leverage ratios (which is the same rate as under our prior credit agreement). The term loan portion of the Credit Agreement was implemented in order to substantially finance the purchase price for the Global Restoration Acquisition, has a five-year term (from the closing of the Global Restoration Acquisition) ending on June 21, 2024 (with repayments of 5% of the principal amount of the term loan per annum in years 2, 3, 4 and 5 of the term, payable in equal quarterly payments, with the balance due at maturity) and bears interest at 0.25% to 2.50% over floating preference rates, depending on certain leverage ratios. The Credit Agreement requires a commitment fee of 0.25% to 0.50% of the unused portion, depending on certain leverage ratios (which is the same commitment fee as under our prior credit agreement). See “Consolidated Capitalization” and “– Global Restoration Acquisition”.

Global Restoration Acquisition

On June 21, 2019, we acquired approximately 95% of the shares in the capital of Bellwether FOS Holdco, Inc., which wholly owns Global Restoration, a commercial and large loss property restoration firm. Global Restoration’s senior management team retained the balance of the equity. At closing, we paid approximately $505 million, utilizing cash-on-hand and funds borrowed pursuant to the revolving credit facility and the term loan under the Credit Agreement. Global Restoration provides integrated end-to-end solutions encompassing mitigation, restoration and reconstruction services on behalf of blue chip, national clients which include large, multi-location commercial customers, property owners and insurance companies. See “Summary Description of the Business – FirstService Brands Segment – Global Restoration”.

Settlement of Long-Term Incentive Arrangement and Elimination of Dual Class Voting Structure

On May 10, 2019, we completed the settlement of the MSA and eliminated FirstService’s dual class share structure. On that day, we also effected an amendment to our articles that eliminated the multiple voting shares and the “blank cheque” preference shares as part of the authorized capital of FirstService, and re-classified our subordinate voting shares as Common Shares. The Common Shares commenced trading under the symbol “FSV” on the TSX and Nasdaq at the start of trading on May 14, 2019.

As part of this transaction: (a) all multiple voting shares of FirstService were converted into subordinate voting shares of FirstService (now re-classified as Common Shares) on a one-for-one basis and for no consideration, thereby eliminating FirstService’s dual class share structure; (b) FirstService acquired, indirectly, all of the shares of Jayset Management FSV Inc., the recipient of all fees and other entitlements under the MSA, for a purchase price determined with reference to the LTIA formula provided in the MSA which would have applied on a change of control transaction, and thereafter FirstService terminated the MSA thereby eliminating the LTIA and all future fees and other entitlements owing thereafter; (c) Jay S. Hennick remained as Chairman of FirstService, at the discretion of our board of directors, with compensation commensurate with that of a Non-Executive Chairman of a public company of similar size to FirstService; and (d) FirstService paid C$84.3 million ($62.9 million) in cash (less an adjustment to account for certain tax liabilities) and issued a total of 2,918,860 subordinate voting shares of FirstService (now re-classified as Common Shares) to the relevant entity controlled by Mr. Hennick. The cash portion was funded under FirstService’s prior credit agreement. See “– Credit Agreement Expansion”. This transaction is further described in the Current Circular under “Business of the Meeting – Approval of Transaction” and “Business of the Meeting – Approval of Amendment to the Articles”.

DIVIDEND POLICY

Our board of directors has adopted a dividend policy pursuant to which we intend to make quarterly cash dividends to holders of Common Shares of record at the close of business on the last business day of each calendar quarter. The quarterly dividend post-spin-off during 2015 was set at $0.10 per Common Share (a rate of $0.40 per annum), which was increased during 2016 to $0.11 per Common Share (a rate of $0.44 per annum), which was further increased during 2017 to $0.1225 per Common Share (a rate of $0.49 per annum), which was further increased during 2018 to $0.135 per Common Share (a rate of $0.54 per annum), and which was again increased for 2019 to the current rate of $0.15 per Common Share (a rate of $0.60 per annum). Each quarterly dividend is paid within 30 days after the applicable record date. The first dividend which purchasers of Offered Shares are expected to be eligible to receive is the dividend payable to holders of Common Shares of record at the close of business on the last business day in December 2019, such dividend being paid in January 2020. For the purposes of the Tax Act and any similar provincial legislation, all dividends on the Common Shares will be eligible dividends unless indicated otherwise.

The terms of our dividend policy remain, among other things, at the discretion of our board of directors. Future dividends on the Common Shares, if any, will depend on the results of our operations, cash requirements, financial condition, contractual restrictions, business opportunities, provisions of applicable law and other relevant factors. Under the terms of the Credit Agreement and the Note Agreement (as defined under “Consolidated Capitalization”), we are not permitted to pay dividends, whether in cash or in specie, in the circumstances of an event of default thereunder occurring and continuing or an event of default occurring as a consequence thereof. See “Risk Factors – Risks Relating to the Offering – Dividends”.

The aggregate cash dividends declared per Common Share in respect of the years ended December 31, 2018 and 2017 were $0.54 and $0.49, respectively.

USE OF PROCEEDS

The net proceeds to FirstService from the issue and sale of the Offered Shares, after payment of the Underwriters’ fee of $    ●     and the expenses of the Offering estimated to be $    ●    , will be approximately $    ●    . If the Over-Allotment Option is exercised in full, the net proceeds to FirstService (after payment of the Underwriters’ fee of $    ●     and the expenses of the Offering estimated to be $    ●    ) will be approximately $    ●    .

We intend to use the full amount of the net proceeds of the Offering to repay a portion of our indebtedness under the Credit Agreement, which as at the close of business on November 29, 2019, had an outstanding balance owing of $783.5 million. The amount so repaid will be used to reduce amounts owing under the revolving credit facility contained in the Credit Agreement (and such amount will then be available to be drawn by us under the Credit Agreement, as required). See “Recent Developments – Credit Agreement Expansion”. Our indebtedness under the Credit Agreement (and our prior credit agreement) was used by us for the purposes of providing funding for working capital, acquisitions (including the Global Restoration Acquisition and recent tuck-under acquisitions) and any associated contingent purchase consideration, and for general corporate purposes.

As a result of current market conditions, combined with our ongoing strategic interest in value-enhancing acquisitions, we evaluate potential acquisition targets and business opportunities on a regular basis. By creating further capacity under the revolving credit facility contained in our Credit Agreement, the net proceeds of this Offering will increase our ability to pursue acquisitions and respond to those opportunities.

While we currently anticipate that we will use the net proceeds from the Offering as outlined above, the actual use of the net proceeds may vary depending upon numerous factors, including but not limited to our operating and capital requirements, our strategy and other conditions in effect at the time. See “Risk Factors”.

DESCRIPTION OF SHARE CAPITAL

Authorized and Issued Capital

Our authorized capital consists of an unlimited number of Common Shares, of which, as at the date hereof, there were 39,330,957 Common Shares issued and outstanding.

Common Shares

Holders of Common Shares are entitled to receive: (i) notice of, to attend and speak at and to vote at any meeting of the shareholders of FirstService, and at such meeting holders of Common Shares have one vote for each Common Share held; (ii) dividends as may be declared thereon by our board of directors; and (iii) our remaining property and assets, in equal amounts per share on all Common Shares at the time outstanding without preference or distinction, upon our liquidation, dissolution or winding up, or other distribution of our assets among our shareholders for the purposes of winding-up our affairs. The holders of Common Shares do not have any right to vote separately upon any proposal to amend our articles to increase any maximum number of authorized shares of any class or series having rights or privileges equal or superior to the Common Shares or to create a new class of shares equal or superior to the Common Shares. The Common Shares are not redeemable nor retractable but are, subject to applicable law, able to be purchased for cancellation by FirstService in the open market, by private contract or otherwise.

CONSOLIDATED CAPITALIZATION

The following table sets forth the consolidated capitalization of FirstService as at September 30, 2019 both before and after giving effect to the Offering:

Designation	Authorized	As at September 30, 2019 before giving effect to the Offering	As at September 30, 2019 after giving effect to the Offering
	(in millions, other than share amounts)
Credit Agreement(1)	$890.0	$790.3	$ ●	(7)
Senior Notes(2)	$150.0	$150.0	$ 150.0
Common Shares(3)(4)(5)(6)	Unlimited	$411.5 (39,244,457 shares)	$ ● ( ● shares)

Notes:

(1)

On June 21, 2019, we entered into the Credit Agreement with a syndicate of lenders. The Credit Agreement replaced our prior credit agreement which had been in effect since June 1, 2015. See “Recent Developments – Credit Agreement Expansion”. The Credit Agreement is comprised of a committed multi-currency revolving credit facility of $450 million and a term loan (drawn in a single advance) in the aggregate amount of $440 million. The revolving credit facility portion of the Credit Agreement has a term ending on January 17, 2023 and bears interest at 0.25% to 2.50% over floating preference rates, depending on certain leverage ratios (which is the same rate as under our prior credit agreement). The term loan portion of the Credit Agreement was implemented in order to substantially finance the purchase price for the Global Restoration Acquisition, has a five-year term (from the closing of the Global Restoration Acquisition) ending on June 21, 2024 (with repayments of 5% of the principal amount of the term loan per annum in years 2, 3, 4 and 5 of the term, payable in equal quarterly payments, with the balance due at maturity) and bears interest at 0.25% to 2.50% over floating preference rates, depending on certain leverage ratios. The Credit Agreement requires a commitment fee of 0.25% to 0.50% of the unused portion, depending on certain leverage ratios (which is the same commitment fee as under our prior credit agreement). The indebtedness under the Credit Agreement and the Senior Notes (as defined in note 2 below) rank equally in terms of seniority. We have granted the lenders under the Credit Agreement and the holders of the Senior Notes various security, including an interest in all of our assets (including our share of our material subsidiaries), an assignment of material contracts and an assignment of our “call” rights with respect to securities of our subsidiaries held by non-controlling interests. We may repay amounts owing under the Credit Agreement at any time without penalty. Advances under the revolving credit facility portion of the Credit Agreement are subject to certain conditions of drawdown, and may be made by way of US and Canadian prime rate/base rate/LIBOR loans, bankers acceptances or letters of credit. The financial covenants contained in the Credit Agreement require (and in our prior credit agreement required) that we maintain a total debt to consolidated EBITDA ratio of not more than 3.5 to 1.0, on a consolidated and rolling four quarters basis, an interest coverage ratio of greater than 2.0 to 1 and minimum shareholders’ equity of $165 million, plus one-half of our consolidated net earnings and the net proceeds from certain sales of our shares. To date, we have always complied with the foregoing covenants. All outstanding amounts under the Credit Agreement will be accelerated and must be repaid upon the occurrence of an event of default under the Credit Agreement, in certain circumstances, following written notice from the lenders to such effect. We are prohibited under the Credit Agreement from undertaking certain acquisitions and dispositions, and incurring certain indebtedness and encumbrances, without prior approval of the lenders under the Credit Agreement. See “Recent Developments” and “Relationship Between the Corporation and Certain Underwriters”.

(2)

On June 1, 2015, we entered into an Amended and Restated Note and Guarantee Agreement (the “Note Agreement”) pursuant to which FirstService assumed from Old FSV $150 million of senior secured notes (the “Senior Notes”) bearing interest at a rate of 3.84% to 4.84%, depending on leverage ratios. As of September 30, 2019, the current interest rate on the Senior Notes is 4.84%. The Senior Notes are due on January 16, 2025, with five annual equal repayments beginning on January 16, 2021, and rank equally with the indebtedness under the Credit Agreement in terms of seniority. We may prepay the Senior Notes at any time in an amount of not less than $5 million at the principal amount of the notes then being repaid, plus accrued interest and a make whole payment. The financial covenants contained in the Note Agreement require that we maintain a total debt to consolidated EBITDA ratio of not more than 3.5 to 1.0, on a consolidated and rolling four quarters basis, an interest coverage ratio of greater than 2.0 to 1, a consolidated net worth as of the end of a fiscal quarter that is greater than $165 million, plus one-half of our consolidated net earnings and the net proceeds from certain sales of our shares, and ensure that our priority debt does not at any time exceed 10% of our consolidated total tangible assets. To date, we have complied with the foregoing covenants. All outstanding amounts under the Senior Notes will be accelerated and must be repaid upon the occurrence of certain events of default under the Note Agreement. We are prohibited under the Note Agreement from undertaking certain acquisitions and dispositions, and incurring certain indebtedness and encumbrances, without prior approval of the holders of the Senior Notes.

(3)

Prior to May 10, 2019, the issued share capital of FirstService was comprised of subordinate voting shares and multiple voting shares of FirstService. On May 10, 2019, we eliminated FirstService’s dual class share structure and effected an amendment to our articles that eliminated the multiple voting shares and the “blank cheque” preference shares as part of the authorized capital of FirstService, and re-classified our subordinate voting shares as Common Shares. See “Recent Developments – Settlement of Long-Term Incentive Arrangement and Elimination of Dual Class Voting Structure”.

(4)

After deducting the Underwriter’s fee and the estimated expenses for the Offering. Excludes up to     ●    Common Shares which may be issued on exercise of the Over-Allotment Option. See “Plan of Distribution”.

(5)

Excludes: (i) 1,725,600 Common Shares issuable upon exercise of options granted under our stock option plan as at September 30, 2019; (ii) 689,500 Common Shares issuable upon exercise of options reserved for future grants under our stock option plan as at September 30, 2019; and (iii) up to 1,500,000 Common Shares issuable upon settlement of put or call options under redeemable non-controlling interests in respect of our minority equity positions in subsidiaries. See note 11 to our unaudited interim consolidated financial statements as at September 30, 2019 and for the three and nine-month periods then ended.

(6)

We commenced a normal course issuer bid on August 24, 2019 pursuant to which we may make open market purchases of up to 2,500,000 Common Shares (for cancellation) through the facilities of the TSX or Nasdaq.

(7)

Assumes that the net proceeds of the Offering, after payment of the Underwriters’ fee of $    ●     and the expenses of the Offering estimated to be $    ●     and before any exercise of the Over-Allotment Option, are applied to repay amounts owing under the revolving credit facility contained in the Credit Agreement.

There have been no material changes in our equity or loan capital structure since September 30, 2019, other than: (a) we issued an aggregate of 86,500 Common Shares during the period from September 30, 2019 to the date hereof pursuant to the exercise of stock options under our stock option plan; and (b) net repayments under the revolving credit facility of the Credit Agreement (up to the close of business on November 29, 2019) of $6.8 million (such that, as at the close of business on November 29, 2019, there was $783.5 million of indebtedness under the Credit Agreement). See “Recent Developments”.

As at the date hereof, there are 39,330,957 Common Shares issued and outstanding, and options granted under our stock option plan to acquire an aggregate of 1,639,100 Common Shares. In addition, as of the date hereof, there are 689,500 Common Shares issuable upon exercise of options reserved for future grants under our stock option plan.

PLAN OF DISTRIBUTION

Under an agreement (the “Underwriting Agreement”) dated     ●    , 2019 among us and the Underwriters, we have agreed to sell and the Underwriters have agreed to purchase on the Closing Date, subject to the terms and conditions contained therein,     ●     Offered Shares at a price of $    ●     per Offered Share payable in cash to us against delivery, for aggregate gross proceeds of $    ●    . In connection with the Offering, we have agreed to pay the Underwriters a fee of $    ●     per Offered Share issued by us (or    ●    % of the total gross proceeds of the Offering) for aggregate consideration of $    ●     for their services performed in connection with the Offering, upon completion of the Offering. The obligations of the Underwriters under the Underwriting Agreement are several and not joint and may be terminated at their discretion upon the occurrence of certain stated events as follows: (a) there should occur any material change (actual, contemplated or threatened) in the business, affairs, operations, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or capital of the Corporation or a change in any material fact, or the Underwriters become aware of any undisclosed material information, which in the opinion of an Underwriter, acting reasonably, would reasonably be expected to have a material adverse effect on the market price or value of the Offered Shares; (b) there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence, catastrophe, accident, natural disaster, public protest, war or act of terrorism of national or international consequence or any new law or regulation or a change thereof which, in the opinion of an Underwriter, acting reasonably, seriously adversely affects, or involves, or is expected to seriously adversely affect, or involve, financial markets in Canada or the United States generally or the business, operations, assets, liabilities (contingent or otherwise) or capital of the Corporation; (c) there should occur or commence or be announced or threatened any inquiry, action, suit, investigation or other proceeding (whether formal or informal) by any governmental authority or any order or ruling is issued under or pursuant to any statute of Canada or the United States or of any province or territory of Canada, or state of the United States by any governmental authority (other than any such inquiry, action, suit, investigation or other proceeding or order relating solely to any of the Underwriters), which in the reasonable opinion of an Underwriter would be expected to operate to prevent or materially restrict trading in or distribution of the Offered Shares or would have a material adverse effect on the market price or value of the Offered Shares; or (d) the Corporation is in breach of any term, condition or covenant of the Underwriting Agreement in any material respect.

Our expenses of the Offering, estimated to be approximately $    ●    , will be paid for by us out of the gross proceeds of the Offering. The Underwriters are responsible for their expenses of the Offering. Subject to certain exceptions contained in the Underwriting Agreement, if an Underwriter fails to purchase the Offered Shares which it has agreed to purchase, the other Underwriters may, but are not obligated to, purchase such Offered Shares. The Underwriters are, however, obligated to take up and pay for all the Offered Shares if any Offered Shares are purchased under the Underwriting Agreement.

This Offering is being made concurrently in each of the provinces of Canada (except Québec) and in the United States pursuant to the multi-jurisdictional disclosure system implemented by securities regulatory authorities in the United States and Canada. The Underwriters will offer the Offered Shares for sale in the United States and Canada either directly or through their respective broker-dealer affiliates or agents registered in each jurisdiction. No securities will be sold in any jurisdiction except by a dealer appropriately registered under the securities laws of that jurisdiction or pursuant to an exemption from the registered dealer requirements of the securities laws of that jurisdiction. Subject to applicable law and the terms of the Underwriting Agreement, the Underwriters may offer the Offered Shares outside the United States and Canada.

The Offering Price was determined by negotiation between us and the Underwriters with reference to prevailing market conditions. All fees payable to the Underwriters will be paid on account of services rendered in connection with the Offering and will be paid from the proceeds of the Offering.

We have also granted the Underwriters the Over-Allotment Option, exercisable at the Underwriters’ sole option and without obligation, in whole or in part, at any time up to 30 days after the Closing Date, to purchase up to an additional     ●     Common Shares at a price of $    ●     per Common Share on the same terms as set out above to

cover over-allotments, if any, and for market stabilization purposes. If the Over-Allotment Option is exercised in full, the price to the public, Underwriters’ fee and net proceeds to the Corporation (before payment of the estimated expenses of the Offering) will be $    ●    , $    ●     and $    ●    , respectively. This short form prospectus also qualifies for distribution the grant of the Over-Allotment Option and the distribution of any Common Shares pursuant to the exercise of the Over-Allotment Option. A purchaser who acquires Common Shares forming part of the Underwriters’ over-allocation position acquires those Common Shares under this short form prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

We have applied to list the Offered Shares (including the Common Shares issuable pursuant to the exercise of the Over-Allotment Option) being distributed under this short form prospectus on the TSX. Listing will be subject to us fulfilling all of the listing requirements of the TSX. We will provide notice of the Offering to Nasdaq in accordance with the rules of that exchange.

Pursuant to rules and policy statements of certain Canadian securities regulators, the Underwriters may not, at any time during the period ending on the date the selling process for the Offered Shares ends and all stabilization arrangements relating to the Offered Shares are terminated, bid for or purchase Common Shares. The foregoing restrictions are subject to certain exceptions including: (i) a bid for or purchase of Common Shares if the bid or purchase is made through the facilities of the TSX or Nasdaq in accordance with the Universal Market Integrity Rules of the Investment Industry Regulatory Organization of Canada; (ii) a bid or purchase on behalf of a client, other than certain prescribed clients, provided that the client’s order was not solicited by the Underwriter or if the client’s order was solicited, the solicitation occurred before the commencement of a prescribed restricted period; and (iii) a bid or purchase to cover a short position entered into prior to the commencement of a prescribed restricted period. In connection with this Offering, the Underwriters may over-allot or effect transactions that stabilize or maintain the market price of the Common Shares at levels other than those which otherwise might prevail on the open market, including: stabilizing transactions; short sales; purchases to cover positions created by short sales; imposition of penalty bids; and syndicate covering transactions. The Underwriters may conduct these transactions on the TSX or Nasdaq. If the Underwriters commence any of these transactions, they may discontinue them at any time.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Common Shares while the Offering is in progress. These transactions may also include making short sales of the Common Shares, which involve the sale by the Underwriters of a greater number of Offered Shares than they are required to purchase under the Offering. Short sales may be “covered short sales”, which are short positions in an amount not greater than the Over-Allotment Option, or may be “naked short sales”, which are short positions in excess of that amount.

The Underwriters may close out any covered short position either by exercising the Over-Allotment Option, in whole or in part, or by purchasing Common Shares in the open market. In making this determination, the Underwriters will consider, among other things, the price of Common Shares available for purchase in the open market compared to the price at which they may purchase Common Shares through the Over-Allotment Option. The Underwriters must close out any naked short position by purchasing Common Shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the Common Shares in the open market that could adversely affect investors who purchase under the Offering. Any naked short position would form part of the Underwriters’ over-allocation position.

The Offering Price is payable in U.S. dollars only. The Underwriters propose to offer the Offered Shares initially at the Offering Price. After the Underwriters have made a reasonable effort to sell all of the Offered Shares offered by this short form prospectus at the Offering Price, the offering price may be decreased, and further changed from time to time, by the Underwriters to an amount not greater than the Offering Price and, in such case, the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by the purchasers for the Offered Shares is less than the gross proceeds paid by the Underwriters to us. Any such reduction to the Offering Price will not affect the proceeds received by us.

We have agreed to indemnify the Underwriters and their affiliates and their respective directors, officers, employees and agents against certain liabilities, including liabilities under applicable Canadian securities laws and the U.S. Securities Act.

We have agreed that, subject to certain stated exceptions set forth in the Underwriting Agreement, we will not, without the prior written consent of the Lead Underwriters (such consent not to be unreasonably withheld or delayed), on behalf of the Underwriters, directly or indirectly issue, offer, pledge, sell, contract to sell, contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer, lend or dispose of, directly or indirectly, any Common Shares or securities or other financial instruments convertible into or having the right to acquire Common Shares, or enter into any agreement or arrangement under which the Corporation would acquire or transfer to another, in whole or in part, any of the economic consequences of ownership of Common Shares, whether that agreement or arrangement may be settled by the delivery of Common Shares or other securities or cash, or agree to become bound to do so, or disclose to the public any intention to do so, at any time prior to the expiry of 90 days following the closing of the Offering. Our directors and senior officers will also agree, prior to the closing of the Offering and subject to certain exceptions, not to, without the prior written consent of the Lead Underwriters (such consent not to be unreasonably withheld or delayed), on behalf of the Underwriters, directly or indirectly, offer to sell, sell, contract to sell, transfer, assign, pledge, grant any option to purchase, make any short sale or otherwise dispose of or monetize any shares of the Corporation, or any options or warrants to purchase any shares of the Corporation, or any securities convertible into, exchangeable for, or that represent the right to receive, shares of the Corporation, presently owned directly or indirectly, or under control or direction or with respect to which he or she has beneficial ownership, or subsequently acquired, directly or indirectly, or under control or direction or with respect to which he or she acquires beneficial ownership, or enter into any swap, forward or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of such securities (regardless of whether any such arrangement is to be settled by the delivery of securities of the Corporation, securities of another person, cash or otherwise) or agree to do any of the foregoing or publicly announce any intention to do any of the foregoing, at any time prior to the expiry of 90 days following the closing of the Offering.

Subscriptions for Offered Shares will be received subject to rejection or allotment, in whole or in part, and the right is reserved to close the subscription books at any time without prior notice. The closing of the Offering will take place on the Closing Date. The Offered Shares will be issued and deposited in electronic form with CDS or its nominee pursuant to the book-based system administered by CDS. No certificates evidencing the Offered Shares will be issued to purchasers, and registration will be made in the depository service of CDS. Purchasers of Offered Shares will receive only a customer confirmation from the registered dealer who is a CDS participant and from or through whom a beneficial interest in the Offered Shares is purchased.

Other than in the United States and in each of the provinces of Canada (except Québec), no action has been taken by FirstService that would permit a public offering of the Offered Shares in any jurisdiction where action for that purpose is required. The Offered Shares may not be offered or sold, directly or indirectly, nor may this short form prospectus or any other offering material or advertisements in connection with the offer and sale of any Offered Shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this short form prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this short form prospectus. This short form prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Offered Shares in any jurisdiction in which such an offer or a solicitation is unlawful.

Conflicts of Interest

As described in “Use of Proceeds”, the net proceeds of the Offering will be used to repay a portion of our indebtedness under the Credit Agreement. As a result, affiliates of one or more of the Underwriters may receive more than 5% of the net proceeds from the Offering in the form of the repayment of such indebtedness. Accordingly, the Offering is being conducted in compliance with FINRA Rule 5121, as administered by the Financial Industry Regulatory Authority (“FINRA”). Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with the Offering, as the Offering is of a class of equity securities for which there is a “bona fide public market,” as defined by FINRA rules.

PRIOR SALES

Other than as set out below, we have not issued any Common Shares, nor any securities convertible into or exchangeable for Common Shares, in the twelve month period preceding the date of this short form prospectus. Except as otherwise noted, all of the issuances of Common Shares noted below (which includes issuances of the previous subordinate voting shares of FirstService, which subordinate voting shares were re-classified as Common Shares) are in respect of the exercise of stock options granted under our stock option plan.

Date of Issuance	Number of Common Shares Issued	Exercise/Issue Price per Common Share ($)
September 18, 2018	9,900	21.40 – 66.31
November 16, 2018	2,400	20.52
November 23, 2018	45,000	20.52
November 29, 2018	5,000	16.84
February 8, 2019	25,500	20.52
February 14, 2019	10,900	21.40 – 66.31
February 19, 2019	18,750	54.88 – 66.31
March 4, 2019	63,750	20.52 – 23.96
March 6, 2019	8,400	20.52 – 23.96
March 21, 2019	3,600	23.96
March 26, 2019	3,750	20.52
April 22, 2019	54,000	23.96
May 1, 2019	4,500	54.88
May 6, 2019	6,400	35.96 – 83.89
May 8, 2019	11,500	20.52
May 10, 2019	111,250	20.52
May 10, 2019(1)	1,325,694	—
May 10, 2019(2)	2,918,860	86.17
June 7, 2019	750	23.96
September 20, 2019	22,500	23.96
October 28, 2019	73,000	23.96
October 31, 2019	13,500	23.96

Total:	4,738,904

Notes:

(1)

Relates to subordinate voting shares of FirstService issued in connection with the conversion of the multiple voting shares of FirstService on a one-for-one basis (and for no consideration) on May 10, 2019, thereby eliminating FirstService’s dual class share structure (which subordinate voting shares were re-classified as Common Shares on May 10, 2019). See “Recent Developments – Settlement of Long-Term Incentive Arrangement and Elimination of Dual Class Voting Structure”.

(2)

Relates to subordinate voting shares of FirstService issued on May 10, 2019 in connection with the settlement of the MSA (which subordinate voting shares were re-classified as Common Shares on May 10, 2019) at an effective issue price of C$115.58 per share (converted into U.S. dollars using the Bank of Canada exchange rate on March 11, 2019 of C$1.00 = US$0.7455). See “Recent Developments – Settlement of Long-Term Incentive Arrangement and Elimination of Dual Class Voting Structure”.

As at the date hereof, there are options granted under our stock option plan to acquire an aggregate of 1,639,100 Common Shares.

TRADING PRICE AND VOLUME

The outstanding Common Shares are listed and posted for trading on the TSX and Nasdaq under the symbol “FSV”. No other securities of FirstService are listed for trading on any marketplace. The following table sets forth, for the periods indicated, the reported high and low trading prices and the aggregate volume of trading of the Common Shares on Nasdaq (in United States dollars) and on the TSX (in Canadian dollars):

	Nasdaq(1)			TSX(1)
Month	High Price (US$)	Low Price (US$)	Volume Traded	High Price (C$)	Low Price (C$)	Volume Traded
December 2018	78.28	64.87	796,929	103.35	88.45	1,012,243
January 2019	81.95	65.55	809,624	108.11	88.42	1,037,007
February 2019	89.17	80.98	741,012	117.86	105.94	1,139,645
March 2019	89.67	83.22	677,200	119.76	111.19	986,016
April 2019	89.95	83.02	529,195	120.08	113.90	802,810
May 2019	95.55	85.17	1,130,105	129.95	114.40	1,056,050
June 2019	100.19	90.23	633,907	132.32	121.51	680,421
July 2019	106.73	95.02	897,845	140.36	124.52	899,643
August 2019	108.42	98.02	690,963	143.26	131.40	885,808
September 2019	111.09	98.62	512,588	140.99	131.00	741,549
October 2019	106.31	85.88	1,183,814	139.30	112.23	1,357,020
November 2019	97.14	86.53	828,496	129.00	113.74	1,181,832

Note:

(1)

On May 10, 2019, FirstService effected an amendment to its articles that eliminated the multiple voting shares and the “blank cheque” preference shares as part of the authorized capital of FirstService, and re-classified its subordinate voting shares as Common Shares. See “FirstService Corporation” and “Recent Developments – Settlement of Long-Term Incentive Arrangement and Elimination of Dual Class Voting Structure”. The information in the table provided prior to May 10, 2019 relates to the subordinate voting shares of FirstService.

On November 29, 2019, the last trading day prior to the date of this short form prospectus, the closing prices of the outstanding Common Shares on the TSX and Nasdaq were C$127.08 and US$95.89, respectively. We have applied to list the Offered Shares (including the Common Shares issuable pursuant to the exercise of the Over-Allotment Option) being distributed under this short form prospectus on the TSX. Listing will be subject to us fulfilling all of the listing requirements of the TSX. We will provide notice of the Offering to Nasdaq in accordance with the rules of that exchange.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Fogler, Rubinoff LLP, Canadian counsel to the Corporation, and Stikeman Elliott LLP, Canadian counsel to the Underwriters (collectively, “Counsel”), the following is a general summary, as of the date hereof, of the principal Canadian federal income tax considerations under the Tax Act and the regulations thereunder generally applicable to a holder who acquires, as beneficial owner, Offered Shares pursuant to the Offering. This summary only applies to a holder who, for the purposes of the Tax Act and at all relevant times: (i) deals at arm’s length with the Corporation and the Underwriters and is not affiliated with the Corporation or the Underwriters; and (ii) acquires and holds the Offered Shares as capital property (a “Holder”). The Offered Shares will generally be considered to be capital property to a Holder unless they are held in the course of carrying on a business or were acquired in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is based upon: (i) the current provisions of the Tax Act and the regulations thereunder in force as of the date hereof; (ii) all specific proposals (the “Tax Proposals”) to amend the Tax Act and the regulations thereunder that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date hereof; (iii) the Canada-United States Tax Convention (1980), as amended (the “Treaty”) and (iv) Counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) made publicly available prior to the date hereof. This summary assumes that all such Tax Proposals will be enacted in the form currently proposed but no assurance can be given that they will be enacted in the form proposed or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not otherwise take into account or anticipate any changes in law, administrative policy or assessing practice, whether by legislative, regulatory, administrative, governmental or judicial interpretation, decision or action, nor does it take into account the tax laws of any province or territory of Canada or of any jurisdiction outside of Canada, which may differ from the Canadian federal income tax considerations described herein. In addition, this summary does not address the deductibility of interest by a Holder who has borrowed money or otherwise incurred debt in connection with the acquisition of Offered Shares.

Subject to certain exceptions that are not discussed in this summary, for the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Offered Shares must be determined in Canadian dollars based on the rate of exchange quoted by the Bank of Canada on the date such amount arose or such other rate of exchange as may be acceptable to the CRA.

This summary is not exhaustive of all possible Canadian federal income tax considerations of purchasing, holding or disposing of the Offered Shares. Moreover, this summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder and no representation with respect to the income tax consequences to any particular Holder is made. Accordingly, Holders are urged to consult their own tax advisors about the specific tax consequences to them of acquiring, holding and disposing of Offered Shares in their particular circumstances.

Holders Resident in Canada

This portion of the summary applies to a Holder who, for purposes of the Tax Act and at all relevant times, is or is deemed to be a resident of Canada (a “Resident Holder”). This summary is not applicable to a Resident Holder: (i) that is a “financial institution” within the meaning of the Tax Act (including for the purposes of the mark-to-market rules in the Tax Act); (ii) that is a “specified financial institution” or “restricted financial institution” within the meaning of the Tax Act; (iii) that reports its “Canadian tax results” within the meaning of the Tax Act in a currency other than Canadian currency; (iv) an interest in which is a “tax shelter investment” within the meaning of the Tax Act; or (v) that enters into or has entered into, with respect to the Offered Shares, a “derivative forward agreement” or a “synthetic disposition arrangement” as those terms are defined in the Tax Act. Such Resident Holders should consult their own tax advisors.

A Resident Holder whose Offered Shares might not otherwise qualify as capital property may, in certain circumstances, be entitled to make the irrevocable election provided by subsection 39(4) of the Tax Act to have its Offered Shares and every other “Canadian security” (as defined in the Tax Act) owned by such Resident Holder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Such Resident Holders should consult their own tax advisors as to whether an election under subsection 39(4) of the Tax Act is available and/or advisable in their particular circumstances.

Additional considerations, not discussed herein, may be applicable to a Resident Holder that is a corporation resident in Canada, and is, or becomes, or does not deal at arm’s length with a corporation resident in Canada that is, or becomes, as part of a transaction or event or series of transactions or events that includes the acquisition of Offered Shares, controlled by a non-resident corporation for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act. Such Resident Holders should consult their tax advisors with respect to the consequences of acquiring Offered Shares.

Dividends on Offered Shares

A Resident Holder will be required to include in computing its income for a taxation year any taxable dividend received or deemed to be received on the Offered Shares. In the case of a Resident Holder that is an individual (other than certain trusts), such dividend will be subject to the gross-up and dividend tax credit rules normally applicable under the Tax Act to taxable dividends received from taxable Canadian corporations. Taxable dividends that are designated by the Corporation as “eligible dividends” will be subject to an enhanced gross-up and tax credit regime in accordance with the rules in the Tax Act. There may be limitations on the ability of the Corporation to designate dividends as eligible dividends.

In the case of a Resident Holder that is a corporation, the amount of any such taxable dividend that is included in its income for a taxation year will generally be deductible in computing its taxable income for that taxation year. In certain circumstances, a taxable dividend received by a Resident Holder that is a corporation may be treated as proceeds of disposition or a capital gain pursuant to the rules in subsection 55(2) of the Tax Act. Corporate Resident Holders should contact their own tax advisors with respect to the application of these rules in their particular circumstances.

Dispositions of Offered Shares

A Resident Holder who disposes of or is deemed for the purposes of the Tax Act to have disposed of an Offered Share (other than to the Corporation unless purchased by the Corporation in the open market in the manner in which shares are normally purchased by any member of the public in the open market) will generally realize a capital gain (or capital loss) in the taxation year of the disposition equal to the amount by which the proceeds of disposition are greater (or are less) than the total of: (i) the adjusted cost base, as defined in the Tax Act, to the Resident Holder of the Offered Shares immediately before the disposition or deemed disposition; and (ii) any reasonable costs of disposition. For purposes of determining the adjusted cost base to a Resident Holder of Offered Shares acquired pursuant to this Offering, the cost of such Offered Shares will be averaged with the adjusted cost base of all other Common Shares (if any) held by the Resident Holder as capital property immediately before that time.

A Resident Holder will generally be required to include in computing its income for the taxation year of disposition, one-half of the amount of any capital gain (a “taxable capital gain”) realized in such year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder will generally be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in the taxation year of disposition against taxable capital gains realized in the same taxation year. Allowable capital losses in excess of taxable capital gains for the taxation year of disposition generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such taxation years, to the extent and under the circumstances specified in the Tax Act.

If a Resident Holder is a corporation, any capital loss realized on a disposition or deemed disposition of Offered Shares may, in certain circumstances prescribed by the Tax Act, be reduced by the amount of any dividends which have been received or which are deemed to have been received on such Offered Shares. Similar rules may apply where a Resident Holder that is a corporation is a member of a partnership or a beneficiary of a trust that owns Offered Shares directly or indirectly through a partnership or a trust. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

Other Taxes

A Resident Holder that is a “private corporation” or a “subject corporation”, as defined in the Tax Act, will generally be liable to pay a refundable tax under Part IV of the Tax Act on dividends received on the Offered Shares to the extent such dividends are deductible in computing the Resident Holder’s taxable income for the year. This tax will generally be refunded to the corporation when sufficient taxable dividends are paid while it is a private corporation or a subject corporation.

A Resident Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax on its “aggregate investment income” (as defined in the Tax Act) for the year, including taxable capital gains realized on the disposition of Offered Shares.

Capital gains realized and taxable dividends received by a Resident Holder who is an individual (other than certain trusts) may result in such Resident Holder being liable for alternative minimum tax under the Tax Act. Such Resident Holders should consult their own tax advisors in this regard.

Holders Not Resident in Canada

This portion of the summary applies to a Holder who, for purposes of the Tax Act and at all relevant times: (i) is not and is not deemed to be a resident of Canada; and (ii) does not use or hold, and is not deemed to use or hold, Offered Shares in the course of carrying on, or otherwise in connection with, a business in Canada (a “Non-Canadian Holder”). Special rules, which are not discussed in this summary, apply to a Non-Canadian Holder that is an insurer carrying on an insurance business in Canada and elsewhere. Such Non-Canadian Holders should consult their own tax advisors.

Dividends on Offered Shares

Dividends paid or credited or deemed to be paid or credited to a Non-Canadian Holder on the Offered Shares will be subject to Canadian withholding tax. The Tax Act imposes withholding tax at a rate of 25% on the gross amount of the dividend, although such rate may be reduced by virtue of an applicable tax treaty. For example, under the Treaty, where dividends on the Offered Shares are considered to be paid to a Non-Canadian Holder that is the beneficial owner of the dividends and is a United States resident for the purposes of, and is entitled to all of the benefits of, the Treaty (a “Qualifying Person”), the applicable rate of Canadian withholding tax is generally reduced to 15%. The Corporation will be required to withhold the applicable withholding tax from any dividend and remit it to the Canadian government for the Non-Canadian Holder’s account.

Disposition of Offered Shares

A Non-Canadian Holder will not be subject to Canadian federal income tax under the Tax Act on a capital gain realized on a disposition or deemed disposition of an Offered Share unless, at the time of disposition, such Offered Share constitutes “taxable Canadian property” to the Non-Canadian Holder for the purposes of the Tax Act and the Non-Canadian Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Canadian Holder is resident.

If an Offered Share is listed on a designated stock exchange for purposes of the Tax Act (which includes the TSX) at the time it is disposed of, such Offered Share will generally not constitute “taxable Canadian property” to a Non-Canadian Holder unless, at that time or at any particular time within the preceding 60 months:

•

25% or more of the issued shares of any class or series of the Corporation’s shares were owned by one or any combination of: (1) the Non-Canadian Holder; (2) persons with whom the Non-Canadian Holder did not deal at “arm’s length” (within the meaning of the Tax Act); and (3) partnerships in which the Non-Canadian Holder or a person described in (2) holds a membership interest directly or indirectly through one or more partnerships; and

•

more than 50% of the fair market value of the Offered Share was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Tax Act), “timber resource properties” (as defined in the Tax Act), and options in respect of, or interests in, or for civil law rights in, any such foregoing properties, whether or not such properties exist.

If an Offered Share is taxable Canadian property to a Non-Canadian Holder that is a Qualifying Person, any capital gain realized on a disposition or deemed disposition of such share will nevertheless generally not be subject to Canadian federal income tax by virtue of the Treaty if the value of the Offered Share at the time of the disposition or deemed disposition is not derived principally from “real property situated in Canada” for purposes of the Treaty.

A Non-Canadian Holder whose Offered Shares may constitute taxable Canadian property is urged to consult with the Non-Canadian Holder’s own tax advisors.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the U.S. federal income tax considerations generally applicable to a U.S. Holder (as defined below) of the acquisition, ownership, and disposition of Common Shares. This summary does not purport to address all U.S. federal income tax matters that may be relevant to a particular U.S. Holder of Common Shares, nor is it a complete analysis of all potential U.S. federal income tax consequences. This summary does not address any tax consequences arising under any state, local or non-U.S. tax laws or U.S. federal estate or gift tax laws. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion is limited to U.S. Holders that hold Common Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to shareholders that are subject to special tax rules, including, without limitation, expatriates and certain former citizens of the United States, partnerships and other pass-through entities, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax qualified retirement plans, persons subject to the alternative minimum tax, persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar, persons holding Common Shares as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment, persons that own or have owned (directly, indirectly, or by attribution) 10% or more of the total combined voting power or value of the outstanding shares of FirstService, and persons who acquired their Common Shares through stock option or stock purchase plan programs or from other compensatory arrangements.

If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds Common Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership are urged to consult their tax advisers regarding the tax consequences of acquiring, owning, and disposing of Common Shares.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Common Shares that is: (i) a citizen or an individual who is a resident of the United States as determined for U.S. federal income tax purposes; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any State or political subdivision thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (1) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons has the authority to control all of the substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

This summary is of a general nature only and is not intended to be tax advice to any prospective investor, and no representation with respect to the tax consequences to any particular investor is made. Prospective investors are urged to consult their tax advisers with respect to the U.S. federal, state, local and non-U.S. income and other tax considerations relevant to them, having regard to their particular circumstances.

Distributions

Subject to the passive foreign investment company rules discussed below, the gross amount of a distribution paid to a U.S. Holder with respect to Common Shares (including amounts withheld to pay Canadian withholding taxes) will be included in such holder’s gross income as dividend income to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of a U.S. Holder’s tax basis in its Common Shares, and to the extent the amount of the distribution exceeds such U.S. Holder’s tax basis, the excess will be taxed as a capital gain. Because we do not expect to calculate our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect that a distribution generally will be treated as a dividend for U.S. federal income tax purposes.

Dividends received by individuals and other non-corporate U.S. Holders of Common Shares traded on the Nasdaq generally will be subject to tax at preferential rates applicable to long-term capital gains, provided that such holders meet certain holding period and other requirements and FirstService is not treated as a PFIC (as defined below) for the taxable year in which the dividend is paid or for the preceding taxable year. Dividends on Common Shares will generally not be eligible for the dividends-received deduction allowed to corporations. U.S. Holders are urged to consult their tax advisers regarding the application of the relevant rules to their particular circumstances.

Dividends paid on Common Shares generally will constitute foreign-source income for foreign tax credit limitation purposes. A U.S. Holder may be entitled to deduct or credit any Canadian withholding taxes on dividends in determining its U.S. income tax liability, subject to certain limitations (including that the election to deduct or credit foreign taxes applies to all of such U.S. Holder’s foreign taxes for a particular tax year). The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. Dividends distributed with respect to Common Shares generally will constitute “passive category income.” The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their tax advisers regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition of Common Shares

Subject to the passive foreign investment company rules discussed below, a U.S. Holder will recognize taxable gain or loss upon the sale, exchange, or other taxable disposition of a Common Share equal to the difference, if any, between the amount realized for the Common Share and the U.S. Holder’s tax basis in such Common Share. The gain or loss will be considered a capital gain or loss. Non-corporate U.S. Holders, including individual U.S. Holders that have held Common Shares for more than one year, currently are eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss recognized by a U.S. Holder generally will be treated as U.S.-source gain or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company

Certain adverse tax consequences could apply to a U.S. Holder if we are treated as a passive foreign investment company (“PFIC”) for any taxable year during which the U.S. Holder holds Common Shares. A non-U.S. corporation, such as FirstService, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either: (i) 75% or more of its gross income for such year consists of certain types of “passive” income; or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income, and net foreign currency gains. We do not believe that we were a PFIC for the preceding taxable year, nor do we expect to be a PFIC for the current taxable year or for the foreseeable future. However, the determination of whether we are or will be a PFIC must be made annually as of the close of each taxable year. Because PFIC status depends upon the composition of our income and assets from time to time, there can be no assurance that we will not be considered a PFIC for any taxable year, or that the U.S. Internal Revenue Service (“IRS”) or a court will agree with our determination as to our PFIC status.

If we were a PFIC for any taxable year during which a U.S. Holder held Common Shares, then any gain recognized by such holder upon the sale or other disposition of the Common Shares would be allocated ratably over such holder’s holding period for the Common Shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate on ordinary income in effect for individuals or corporations, as appropriate for that taxable year, and an interest charge would be imposed on the resulting tax liability. Further, to the extent that any distribution received by a U.S. Holder on its Common Shares were to exceed 125% of the average of the annual distributions received on the Common Shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, such excess would be subject to taxation in the same manner as gain, described immediately above. Certain elections (including a mark-to-market election) may be available to U.S. Holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. If we were a PFIC for any taxable year during which a U.S. Holder held Common Shares, then such U.S. Holder would be required to file an annual report on IRS Form 8621, subject to certain exceptions. U.S. Holders are urged to consult their tax advisers regarding the application of the PFIC rules to an investment in Common Shares.

Receipt of Foreign Currency

The U.S. dollar value of any distribution on Common Shares made in Canadian dollars generally will be calculated by reference to the exchange rate between the U.S. dollar and the Canadian dollar in effect on the date of actual or constructive receipt of such distribution by the U.S. Holder, regardless of whether the Canadian dollars so received are in fact converted into U.S. dollars. If the Canadian dollars so received are converted into U.S. dollars on the date of receipt, then a U.S. Holder generally will not recognize foreign currency gain or loss on such conversion. If the Canadian dollars so received are not converted into U.S. dollars on the date of receipt, then a U.S. Holder generally will have a tax basis in the Canadian dollars equal to the U.S. dollar value of such Canadian dollars on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the Canadian dollars generally will be treated as ordinary income or loss to a U.S. Holder and generally will be U.S.-source income or loss for U.S. foreign tax credit purposes. U.S. Holders are urged to consult their tax advisers regarding the U.S. federal income tax consequences of receiving distributions on Common Shares in Canadian dollars. The considerations set forth in this paragraph are not relevant for U.S. Holders that receive distributions on Common Shares in U.S. dollars.

Additional Tax on Net Investment Income

Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of Common Shares. Each U.S. Holder that is an individual, estate or trust is urged to consult its tax advisers regarding the applicability of this tax to its income and gains in respect of Common Shares.

Foreign Financial Asset Reporting

Citizens or individual residents of the United States holding “specified foreign financial assets” (which generally include stock and other securities issued by a foreign person unless held in an account maintained by a financial institution) that exceed certain U.S. dollar thresholds are required to report information relating to such assets, which could include Common Shares, by filing a completed IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax returns. Significant penalties may apply for the failure to satisfy this reporting obligation. U.S. Holders are urged to consult their tax advisers regarding the foregoing reporting obligation with regard to their ownership of Common Shares.

Information Reporting and Backup Withholding

Distributions with respect to Common Shares and proceeds from the sale, exchange, or redemption of Common Shares may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and properly establishes such exempt status. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

RELATIONSHIP BETWEEN THE CORPORATION AND CERTAIN UNDERWRITERS

BMO Nesbitt Burns Inc., TD Securities Inc.,     ●     and     ●     are each, directly or indirectly, a subsidiary of a Canadian chartered bank which is a lender to FirstService and its subsidiaries and a member of syndicate of lenders (collectively, the “lenders”) under the Credit Agreement. Accordingly, FirstService may be considered to be a connected issuer of each of these Underwriters under applicable Canadian securities legislation. The net proceeds of this Offering will be used by FirstService to repay a portion of our existing indebtedness under the Credit Agreement, which will then be available to be drawn, as required, for working capital, acquisitions and associated contingent purchase consideration and/or for general corporate purposes. Our financial position has not changed substantially and adversely since the indebtedness under the Credit Agreement was incurred. As at November 29, 2019, we were indebted to the lenders in respect of the Credit Agreement in the aggregate amount of $783.5 million. See “Consolidated Capitalization”.

We will use the net proceeds of the Offering to reduce our indebtedness to the lenders under the Credit Agreement by approximately $    ●     (approximately $    ●     if the Over-Allotment Option is exercised in full). See “Use of Proceeds” and “Plan of Distribution – Conflicts of Interest”. The decision to distribute the Offered Shares and the determination of the terms of distribution of the Offered Shares, including the Offering Price, were made through negotiations between us and the Underwriters with reference to prevailing market conditions. The lenders did not have any involvement in such decision or determination, however, the lenders have been advised of the Offering and the terms thereof. None of the Underwriters, including BMO Nesbitt Burns Inc., TD Securities Inc.,     ●     and     ●    , will receive any benefit from the Offering other than its respective portion of the Underwriters’ fee payable by us. The lenders will receive the net proceeds from the Offering from us as a repayment of outstanding indebtedness under the Credit Agreement, and such amount so received by the lenders as a repayment of the revolving credit facility portion of the Credit Agreement will then be available to be drawn by us under the Credit Agreement, as required, for working capital, acquisitions and associated contingent purchase consideration and/or general corporate purposes.

RISK FACTORS

Before making an investment decision, prospective purchasers of Offered Shares should carefully consider the information described in this short form prospectus and the documents incorporated by reference herein. There are certain risks inherent in an investment in Common Shares and in our business and activities, and prospective purchasers should carefully consider those risks described under “Forward-Looking Statements” and the risks described below before investing in the Offered Shares. Readers are cautioned that such risk factors are not exhaustive. Our business, financial condition and results of operations could be materially adversely affected by any of these risks and past performance is no guarantee of future performance.

The risks and uncertainties set out below and incorporated by reference herein are not the only ones we are facing. Additional risks and uncertainties not currently known to us, or that we currently deem immaterial, may also impair our operations. If any of these risks actually occur, our business, financial condition and operating results could be adversely affected. As a result, the trading price of the Common Shares could decline and investors could lose part or all of their investment.

Risks Relating to FirstService and our Business

A prospective purchaser of Offered Shares should carefully consider the risk factors described under the heading “Risk factors” in the Current AIF and under the headings “Market risk of financial instruments” and “Forward-looking statements and risks” in the Current Annual MD&A. These risks and uncertainties include, among other things: economic conditions, especially as they relate to credit conditions, consumer spending and demand for managed residential property; residential real estate property values, resale rates and general conditions of financial liquidity for real estate transactions; extreme weather conditions impacting demand for our services or our ability to perform those services; economic deterioration impacting our ability to recover goodwill and other intangible assets; a decline in our ability to generate cash from our businesses to fund future acquisitions and meet our debt obligations; the effects of changes in foreign exchange rates in relation to the U.S. dollar on our Canadian dollar denominated revenues and expenses; competition in the markets served by FirstService; labour shortages or increases in wage and benefit costs; the effects of changes in interest rates on our cost of borrowing; a decline in our performance impacting our continued compliance with the financial covenants under our debt agreements, or our ability to negotiate a waiver of certain covenants with our lenders; unexpected increases in operating costs, such as insurance, workers’ compensation, health care and fuel prices; changes in the frequency or severity of insurance incidents relative to our historical experience; a decline in our ability to make acquisitions at reasonable prices and successfully integrate acquired operations (including the Global Restoration Acquisition and recent and future tuck-under acquisitions); changes in laws, regulations and government policies at the federal, state/provincial or local level that may adversely impact our businesses; risks related to liability for employee acts or omissions, or installation/system failure, in our fire protection businesses; a decline in our performance impacting our ability to pay dividends on Common Shares; risks arising from any regulatory review and litigation; risks associated with intellectual property and other proprietary rights that are material to our business; disruptions or security failures in our information technology systems; and political conditions, including any outbreak or escalation of terrorism or hostilities and the impact thereof on our business.

Risks Relating to the Global Restoration Acquisition and Business

No Assurance of Global Restoration’s Future Performance

Historic and current performance of the business of Global Restoration may not be indicative of success in future periods. The Global Restoration business may not perform as well as we anticipate or we may incur unanticipated costs and expenses relating to its operations. The future performance of the business of Global Restoration may be influenced by, among other factors, weather and climate patterns which are unpredictable, economic downturns, regulatory changes and other factors beyond the control of FirstService. There is no assurance that revenues generated from the Global Restoration business acquired by FirstService will increase in future years. As a result of any one or more of these factors, the operations and financial performance of the business of Global Restoration may be negatively affected, which could materially and adversely affect FirstService’s financial results.

Indebtedness Following Completion of the Global Restoration Acquisition is Substantial

In connection with the closing of the Global Restoration Acquisition, we completed a refinancing of our long-term senior debt by entering into the Credit Agreement. The Credit Agreement is comprised of a committed multi-currency revolving credit facility of $450 million (of which $343.5 million is outstanding as at November 29, 2019) and a term loan (drawn in a single advance) in the aggregate amount of $440 million (all of which remains outstanding as at November 29, 2019). See “Recent Developments – Credit Agreement Expansion” and “Consolidated Capitalization”. Although we expect to repay a portion of our indebtedness under the revolving credit facility portion of the Credit Agreement with the net proceeds of this Offering, we can provide no assurance that we will use the net proceeds in this manner, and the amount of our indebtedness under the Credit Agreement that remains outstanding after such repayment may still be substantial. FirstService’s degree of leverage as a result of the financing required to complete the Global Restoration Acquisition could have adverse consequences for FirstService, including: limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and associated contingent purchase consideration, and/or for general corporate purposes; restricting our flexibility and discretion to operate our business; limiting our ability to declare dividends on the Common Shares; having to dedicate a portion of our cash flows from operations to the payment of interest on our existing indebtedness and not having such cash flows available for other purposes, including operations, capital expenditures, acquisitions and other future business opportunities; exposing us to increased interest expense on borrowings; limiting our ability to adjust to changing market conditions; placing us at a competitive disadvantage compared to its competitors that have less debt; making us vulnerable in a downturn in general economic conditions; and making us unable to make capital expenditures that are important to our growth and strategies. In the event that we are unable to make principal or interest payments on our indebtedness outstanding under the Credit Agreement or our other indebtedness as required, we could be in default and such indebtedness could be accelerated, and we may not be able to repay or refinance such indebtedness. Any such default and acceleration could require us to raise additional equity capital (resulting in dilution) or take on additional indebtedness, which could have more onerous terms than our existing indebtedness, or to sell assets or take other actions that could adversely affect our business.

Potential Liabilities Associated with the Global Restoration Acquisition

Under the Global Restoration Acquisition, the liabilities of the Global Restoration business remained with Global Restoration. There may be liabilities that FirstService failed to discover or was unable to quantify accurately or at all in the due diligence review that we conducted prior to entering into the Global Restoration Acquisition. Although FirstService has obtained buyer-side representation and warranty insurance in respect of the Global Restoration Acquisition and has certain limited indemnification rights, these may be insufficient to satisfy any losses resulting from such liabilities. In addition, FirstService is required to allocate the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values. The excess of the purchase price over those fair values is recorded as goodwill. As the transaction was completed recently, the accounting for the acquisition, including estimating the fair values of assets and liabilities acquired, is still being completed. As a result, the final purchase price allocation may differ significantly from the estimates. The reduction in the fair value of any assets or the discovery of any material liabilities could have a material adverse effect on FirstService’s business, financial condition or future prospects.

Risks Relating to the Offering

Volatility of Market Price of the Common Shares

We have applied to list the Offered Shares (including the Common Shares issuable pursuant to the exercise of the Over-Allotment Option) being distributed under this short form prospectus on the TSX. Listing will be subject to us fulfilling all of the listing requirements of the TSX. We will provide notice of the Offering to Nasdaq in accordance with the rules of that exchange. There can be no assurance that an active public market for trading in the Common Shares will persist and, as a result, the market price of the Common Shares may be adversely affected.

The market price of the Common Shares may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond our control, including the following:

•	actual or anticipated fluctuations in our annual or quarterly results of operations;

•	changes in estimates of future results of operations by us or by securities research analysts;

•	changes in the economic performance or market valuations of other companies that investors deem comparable to us;

•	the addition or departure of our executive officers or other key personnel;

•	litigation or regulatory action against us;

•	issuances or expected issuances of additional Common Shares or other forms of our securities;

•	changes in applicable laws and regulations, including tax laws, or changes in the manner in which those laws are applied;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors; and

•	news reports relating to the conditions in the economy in general and/or trends, concerns or competitive developments, regulatory changes and other related issues in our industry.

The volatility may affect the ability of holders of Common Shares to sell the Common Shares at an advantageous price.

Financial markets have, at times, experienced significant price and volume fluctuations that have particularly affected the market prices of securities of companies and that have, in many cases, been unrelated to the operating performance, underlying asset values or prospects of such companies. Accordingly, the market price of the Common Shares may decline even if our operating results, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. As well, certain institutional investors may base their investment decisions on consideration of our environmental, governance and social practices and performance against such institutions’ respective investment guidelines and criteria, and failure to meet such criteria may result in a limited or no investment in the Common Shares by those institutions, which could adversely affect the trading price of the Common Shares. There can be no assurance that fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil occur, our operations could be adversely impacted and the trading price of the Common Shares may be adversely affected.

Qualified Investment Eligibility

We will endeavor to ensure that the Common Shares continue to be qualified investments for trusts governed by Plans. No assurance can be given in this regard. If the Common Shares are not qualified investments for Plans, such Plans (and, in the case of certain Plans, the annuitants, subscribers or beneficiaries thereunder or holders thereof) may be subject to adverse tax consequences including, in the case of RESPs, the revocation of such Plans.

Dividends

Although we intend to make cash dividends to shareholders in accordance with our existing dividend policy, these dividends are not assured. Future dividends on the Common Shares will depend on our results of operations, financial condition, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Additionally, under the Credit Agreement and the Note Agreement, we are not permitted to pay dividends, whether in cash or in specie, in the circumstances of an event of default thereunder occurring and continuing or an event of default occurring as a consequence thereof. The market value of the Common Shares may deteriorate if we are unable to pay dividends pursuant to our existing dividend policy in the future.

Potential Dilution

We are authorized to issue an unlimited number of Common Shares for consideration and terms and conditions as established by our board of directors, in many cases, without any requirement for explicit shareholder approval, and shareholders have no pre-emptive rights in connection with such further issuances. Except as described under the heading “Plan of Distribution”, we may issue additional Common Shares in subsequent offerings (including through the sale of securities convertible into or exchangeable for Common Shares) and pursuant to the exercise of options under our stock option plan. We cannot predict the size of future issuances of Common Shares or the effect that future issuances and sales of Common Shares will have on the market price of the Common Shares. Issuances of a substantial number of additional Common Shares, or the perception that such issuances could occur, may adversely affect prevailing market prices for the Common Shares. With any additional issuance of Common Shares, holders of Common Shares will suffer dilution and we may experience dilution in our earnings per share.

Foreign Private Issuer

We are a “foreign private issuer”, as such term is defined in Rule 405 under the U.S. Securities Act, and are permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare our disclosure documents filed under the U.S. Exchange Act in accordance with Canadian disclosure requirements. Under the U.S. Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. As a result, we do not file the same reports that a U.S. domestic issuer would file with the SEC, although we are required to file or furnish to the SEC the continuous disclosure documents that we are required to file in Canada under Canadian securities laws. In addition, our officers, directors, and principal shareholders are exempt from the reporting and short swing profit liability provisions of Section 16 of the U.S. Exchange Act. Therefore, our shareholders may not know on as timely a basis when our officers, directors and principal shareholders purchase or sell shares, as the reporting deadlines under the corresponding Canadian insider reporting requirements are generally longer.

As a foreign private issuer, we are exempt from the rules and regulations under the U.S. Exchange Act related to the furnishing and content of proxy statements. We are also exempt from Regulation FD, which prohibits issuers from making selective disclosures of material non-public information. While we will comply with the corresponding requirements relating to proxy statements and disclosure of material non-public information under Canadian securities laws, these requirements differ from those under the U.S. Exchange Act and Regulation FD, and shareholders should not expect to receive the same information at the same time as such information is provided by U.S. domestic companies.

In addition, as a foreign private issuer, we have the option to follow certain Canadian corporate governance practices, except to the extent that such laws would be contrary to U.S. securities laws, and provided that we disclose the requirements we are not following and describe the Canadian practices we follow instead. We currently rely on this exemption with respect to requirements regarding the quorum for any meeting of our shareholders, the requirement to obtain shareholder approval prior to an issuance of securities in certain circumstances and certain responsibilities of the Executive Compensation Committee of our board of directors. We may in the future elect to follow home country practices in Canada with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of U.S. domestic companies that are subject to all corporate governance requirements.

LEGAL MATTERS

Certain legal matters relating to Canadian law with respect to the Offering will be passed upon on behalf of FirstService by Fogler, Rubinoff LLP and on behalf of the Underwriters by Stikeman Elliott LLP. Certain legal matters relating to United States law with respect to the Offering will be passed upon on behalf of FirstService by Torys LLP and on behalf of the Underwriters by Paul, Weiss, Rifkind, Wharton & Garrison LLP. As of the date hereof, the partners, counsel and associates, as a group, of each of Fogler, Rubinoff LLP and Stikeman Elliott LLP own beneficially, directly or indirectly, less than 1% of the outstanding Common Shares.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The independent auditors of FirstService are PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, Toronto, Ontario, Canada, who has advised that they are independent with respect to FirstService within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario and within the meaning of the U.S. Securities Act and the applicable rules and regulations thereunder adopted by the SEC. PricewaterhouseCoopers LLP is registered with the Public Company Accounting Oversight Board.

The independent auditors of Global Restoration for the purposes of Global Restoration’s audited consolidated financial statements and the notes thereto as at December 31, 2018 and for the year then ended included in the Business Acquisition Report are BDO USA LLP, Fort Worth, Texas, United States.

The transfer agent and registrar for the Common Shares is TSX Trust Company at its principal offices located in Toronto, Ontario, Canada.

ENFORCEABILITY OF JUDGMENTS

Each of Frederick F. Reichheld and Erin J. Wallace, directors of FirstService, and BDO USA LLP, the independent auditors of Global Restoration for the purposes of Global Restoration’s audited consolidated financial statements contained in the Business Acquisition Report, reside outside of Canada, and each such director has appointed FirstService, at its address at 1140 Bay Street, Suite 4000, Toronto, Ontario, Canada M5S 2B4, as his or her agent for service of process in Canada. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that resides outside of Canada, or that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction, even if the person has appointed an agent for service of process in Canada.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the Registration Statement of which this short form prospectus forms a part: (a) the documents listed under the heading “Documents Incorporated by Reference”; (b) powers of attorney from our directors or officers, as applicable; (c) the consent of PricewaterhouseCoopers LLP; (d) the consent of BDO USA LLP; (e) the consent of Fogler, Rubinoff LLP; (f) the consent of Stikeman Elliott LLP; and (g) the Underwriting Agreement. Concurrently with the Registration Statement, we separately filed a Form F-X with the SEC. See “Enforceability of Civil Liabilities”.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Business Corporations Act (Ontario), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity (each of the foregoing, an “individual”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, on the condition that (i) such individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which such individual acted as a director or officer or in a similar capacity at the Registrant’s request; and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Registrant shall not indemnify such individual unless such individual had reasonable grounds for believing that such individual’s conduct was lawful.

Further, the Registrant may, with the approval of a court, indemnify an individual in respect of an action by or on behalf of the Registrant or other entity to obtain a judgment in its favour, to which the individual is made a party because of the individual’s association with the Registrant or other entity as a director or officer, a former director or officer, an individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the condition in (i) above. Such individuals are entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity as described above, provided the individual seeking an indemnity: (A) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (B) fulfills the conditions in (i) and (ii) above.

The by-laws of the Registrant provide that the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal, administrative or investigative action or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The by-laws of the Registrant further provide that the Registrant shall advance monies to such individual for the costs, charges and expenses of a proceeding referred to in the foregoing sentence provided that such individual agrees in advance, in writing, to repay the monies if the individual does not fulfill the following conditions. The Registrant may not indemnify an individual pursuant to its by-laws as provided above unless the individual: (a) acted honestly and in good faith with a view to the best interests of the Registrant or other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request, as the case may be; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. To the extent required by the Business Corporations Act (Ontario) or applicable law, the by-laws of the Registrant provide that it shall also seek the approval of a court to indemnify an individual referred to above, or advance monies as provided above in respect of an action by or on behalf of the Registrant or other entity to procure a judgment in its favour, to which such individual is made a party because of the individual’s association with the Registrant or other entity as described above, against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in (b) and (c) above. Subject to the Business Corporations Act (Ontario), the Registrant’s by-laws provide that it may indemnify its employees and agents on the same basis as that upon which the persons referred to above are indemnified.

The Registrant maintains directors’ and officers’ liability insurance which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws of the Registrant and the Business Corporations Act (Ontario).

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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EXHIBITS

Exhibit	Description

3.1	Underwriting Agreement*

4.1

Annual Information Form of the Registrant dated as of February 20, 2019 for the year ended December 31, 2018 (incorporated by reference to exhibit 1 to the Registrant’s Annual Report on Form 40-F for the year ended December 31, 2018, filed with the Commission on February 20, 2019 (Commission File No. 001-36897) (the “Annual Report on Form 40-F”)).

4.2

Audited Consolidated Financial Statements of the Registrant and the notes thereto as at and for the years ended December 31, 2018 and 2017, and the annual report of the Registrant’s management on internal controls over financial reporting as of December 31, 2018, together with the report of the independent registered public accounting firm thereon dated February 20, 2019 (incorporated by reference to exhibit 2 to the Registrant’s Annual Report on Form 40-F).

4.3

Management’s Discussion and Analysis of the Registrant for the year ended December 31, 2018 dated February 20, 2019 (incorporated by reference to exhibit 3 to the Registrant’s Annual Report on Form 40-F).

4.4	Management Information Circular dated March 25, 2019 relating to the Registrant’s annual and special meeting of shareholders held on May 3, 2019.

4.5	Unaudited Interim Consolidated Financial Statements of the Registrant and the notes thereto as at September 30, 2019 and for the three and nine-month periods then ended.

4.6	Management’s Discussion and Analysis of the Registrant for the nine-month period ended September 30, 2019 dated November 8, 2019.

4.7

Material Change Reports dated March 13, 2019 and May  10, 2019 with respect to entering into an agreement to settle the Restated Management Services Agreement, including the long-term incentive arrangement therein, between the Registrant, Jay S. Hennick and Jayset Management FSV Inc. and eliminating the Registrant’s dual class share structure, and the completion of such settlement and elimination, respectively.

4.8	Material Change Report dated April 12, 2019 with respect to the expansion of the Registrant’s revolving credit facility by $100 million, to a total borrowing capacity of $450 million.

4.9

Material Change Reports dated May 27, 2019 and June  21, 2019 with respect to the Registrant’s entering into a definitive agreement to acquire Bellwether FOS Holdco, Inc., which wholly owns FirstOnSite USA Holdings, Inc. (“Global Restoration”), and the completion of such acquisition and the advance of the term loan under the Registrant’s amended and restated credit agreement dated as of June 21, 2019, respectively.

4.10	Business Acquisition Report dated August 23, 2019 in respect of the Registrant’s acquisition of Bellwether FOS Holdco, Inc. (and the business of Global Restoration) completed on June 21, 2019.

5.1	Consent of PricewaterhouseCoopers LLP.

5.2	Consent of BDO USA, LLP.

5.3	Consent of Fogler, Rubinoff LLP.

5.4	Consent of Stikeman Elliott LLP.

6.1	Powers of Attorney (included on the signature pages of this Registration Statement).

*	To be filed by amendment.

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

ITEM 1.	UNDERTAKING

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

ITEM 2.	CONSENT TO SERVICE OF PROCESS

Concurrently with the filing of this Registration Statement on Form F-10, the Registrant will file with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment of the Form F-X referencing the file number of this Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada, on the 2nd day of December 2019.

FIRSTSERVICE CORPORATION

By:	/s/ Jeremy Rakusin
	Name:	Jeremy Rakusin
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jeremy Rakusin as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 462(b) or Rule 429 under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but when taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on the 2nd day of December 2019.

Signature	Title

/s/ D. Scott Patterson D. Scott Patterson	President, Chief Executive Officer and Director (principal executive officer)

/s/ Jeremy Rakusin Jeremy Rakusin	Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Brendan Calder Brendan Calder	Director

/s/ Bernard L. Ghert Bernard I. Ghert	Director

/s/ Jay S. Hennick Jay S. Hennick	Director

/s/ Michael Stein Michael Stein	Director

/s/ Frederick F. Reichheld Frederick F. Reichheld	Director

/s/ Joan Eloise Sproul Joan Eloise Sproul	Director

/s/ Erin J. Wallace Erin J. Wallace	Director

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act, this Registration Statement on Form F-10 has been signed below by the undersigned, solely in its capacity as the Registrant’s duly authorized representative in the United States, on this 2nd day of December 2019.

By:	/s/ Santino Ferrante
	Name:	Santino Ferrante

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